UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300 www.tcbk.com
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Date	Thursday, May 18, 2023
Time	2:30 PM, Pacific Time
Record Date	March 31, 2023
Location	DoubleTree Hotel, 2001 Point West Way,
Sacramento, CA 95815 - California Ballroom, Salon E
NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of TriCo Bancshares will be held on Thursday, May 18, 2023, at 2:30 PM Pacific Time for the following purposes:

Items of Business
Proposal 1:     Elect 11 directors for terms expiring at the 2024 Annual Meeting of Shareholders. The 11 nominees are listed on page one of the attached proxy statement.
Proposal 2:    Approve, on an advisory basis, the compensation of our executives.
Proposal 3:    Vote, on an advisory basis, on the frequency of future advisory votes concerning the compensation of our executives.
Proposal 4:    Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2023.
Proposal 5:     Attend to any other business properly presented at the meeting.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

As a shareholder, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum.

By Order of the Board of Directors,
Michael W. Koehnen
Secretary, TriCo Bancshares
Chico, California
April 14, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2023

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2022 and the 2023 Proxy Statement are available at https://www.tcbk.com/about/investor-relations.

For more information on how to cast your vote,
please see the Questions and Answers section beginning on page 66.

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether or not you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

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Proposals to be Voted on at the Annual Meeting
The Board of Directors of TriCo Bancshares ("TriCo" or the "Company") is providing this proxy statement to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place at 2:30 p.m., Pacific Time on May 18, 2023, and any adjournments and postponements of the annual meeting, which we refer to collectively as the "meeting." These proxy materials were first made available to shareholders on or about April 14, 2023.

As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement. The following is a summary of the proposals that will be presented at the meeting.

1.Election of Directors
Eleven (11) directors will be elected this year for terms expiring at our annual meeting in 2024. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Kirsten E. Garen	Cory W. Giese	John S. A. Hasbrook	Margaret L. Kane
Michael W. Koehnen	Anthony L. Leggio	Martin A. Mariani	Thomas C. McGraw
Jon Y. Nakamura	Richard P. Smith	Kimberley H. Vogel

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience, a description of some of the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the Company and certain other information.
We know of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, the proxy may be voted for the election of such substitute nominee(s) as may be designated by the Board.
The 11 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present, subject to the Company's majority withhold vote policy. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.
Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our Bylaws, which are described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”
The Board recommends a vote FOR the election of all 11 nominees.

2.Advisory Vote Concerning Executive Compensation
We are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement.

Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 46 and “Compensation Discussion and Analysis,” beginning on page 30. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to, and to reward executive officers for, the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

Proxy Statement 1

The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect that the next advisory vote on our executive compensation program will occur at our 2024 annual meeting of shareholders.

The Board recommends a vote FOR the following resolution:

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this proxy statement.”

3.Advisory Vote Concerning the Frequency of Future Advisory Votes on Executive Compensation
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 we are asking shareholders to vote, on an advisory (nonbinding) basis, on how frequently we should hold future advisory votes on our executive compensation. Shareholders may indicate whether they would prefer an advisory vote on our executive compensation once every one, two or three years.

After careful consideration, the Board recommends that future advisory votes on compensation of our named executive officers be held annually. We have sought shareholders’ advisory approval of our executive compensation each year since 2011. Our Board believes that continuing to hold a vote every year is the most appropriate option because it would enable our shareholders to provide us with timely input regarding the compensation of our named executive officers, just as the Board reviews and approves our executive compensation program annually.

The Board will consider the option receiving the highest number of votes (e.g, every one, two or three years) to be our shareholders’ preferred frequency for future advisory votes on our executive compensation. This vote is advisory and therefore not binding. Although the vote is nonbinding, the Board and the compensation and management succession committee value shareholders’ opinions and will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation.

The Board recommends a vote that future advisory votes on executive compensation be held every ONE YEAR.

4.Ratification of Selection of Independent Registered Public Accounting Firm
Our audit committee has selected the firm of Moss Adams LLP as our independent registered public accounting firm for 2023.
The affirmative vote of a majority of those shareholders present and voting at the meeting will ratify the selection of Moss Adams LLP as our independent registered public accounting firm, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. If shareholders fail to ratify the appointment of Moss Adams LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Additional information concerning this proposal can be found at “Independent Registered Public Accounting Firm” on page 64.
The Board recommends a vote FOR the ratification of the selection of
Moss Adams LLP as our independent registered public accounting firm for 2023.
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Your vote is important! Please cast your vote as soon as possible, but, if you vote by Internet or phone, you must vote no later than 11:59 p.m. Eastern Time on May 17, 2023, for Common Stock held directly.

For more information on how to cast your vote, please see the Questions and Answers section beginning on page 66.

PROXY STATEMENT HIGHLIGHTS

Attending the Annual Meeting:
Unlike our last three annual meetings, our annual meeting will be held in person only. Shareholders of record of TriCo Bancshares common stock or authorized representatives of a beneficial holder of TriCo Bancshares Common Stock, or their legal proxy holders, as of the close of business on March 31, 2023, the record date, are entitled to attend the Annual Meeting. The meeting will start at 2:30 p.m. Pacific time on May 18, 2023, at the DoubleTree Hotel, 2001 Point W. Way, Sacramento, CA 95815 in the California Ballroom, Salon E.

Shareholders of our common stock may vote during the meeting. Shareholders may also vote before the date of the meeting using one of the methods provided on the proxy card. We recommend that shareholders vote by mail, internet, or telephone prior to the meeting, even if they plan to attend the meeting in person.
For more information on how to cast your vote,
please see the Questions and Answers section beginning on page 66.

About Our Company
TriCo Bancshares is a bank holding company headquartered in Chico, California. Our common stock is listed on the Nasdaq Stock Market where it trades under the symbol "TCBK".
Through our subsidiary, Tri Counties Bank (the "Bank"), we provide customers Service with Solutions® through our branch network and loan production offices in communities throughout California. The Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TCBK.com to learn more. The information on our website is not part of this proxy statement.

Corporate Performance Highlights
•Total shareholder returns that exceeded peers and most regional and national banking stock indexes
•Strong capital, liquidity, and asset quality positions
•Record net income of $125.4 million
•$9.9 billion in assets at December 31, 2022, compared to $8.6 billion in assets at December 31, 2021
•Maintained a high level of asset quality with improvement in non-performing assets during the year
•Improved operating efficiency (to 53.0% in 2022 from 53.2% in 2021) amid strong inflationary and competitive pressures
•Continued operational and revenue expansion through the addition of new market leaders across our footprint
•Expanded our presence in the Central Valley of California with the acquisition of Valley Republic Bancorp on March 25, 2022
Proxy Statement 3

•Continued to invest in people, processes, and technology to continuously improve our risk management capabilities and to drive increased efficiencies

Corporate Governance Highlights
Our Board of Directors is committed to strong and effective governance and oversight. Annually, the Board reviews and, as necessary, enhances its practices in relation to Board independence, Board accountability, and Board effectiveness. Below are some highlights of our Board governance program.

Board Independence
•Strong Independent Lead Director: The Board of Directors has an active and empowered Independent Lead Director.
•Substantial Majority of Independent Directors: Ten of our eleven directors being nominated are considered independent under Nasdaq listing standards. The Chief Executive Officer is the only member of management who is nominated for election to the Board of Directors.
•Independent Director-Led Committees: All committees of the Board of Directors are comprised of and chaired by independent directors under Nasdaq rules.
•Executive Sessions: Independent directors meet in executive session as needed at regularly scheduled board and committee meetings.

Board Accountability
•Corporate Culture: Directors review and approve the Code of Business Conduct and Ethics annually.
•Attendance: Directors nominated for election at the annual meeting had a 100% aggregate attendance rate in 2022 for all Board and assigned committee meetings.
•Annual Elections Subject to Majority Vote: Our board has implemented a majority voting policy for uncontested director elections. The policy requires a director receiving more “Withhold” than “For” votes to submit a resignation, which will be considered by the corporate governance and nominating committee.

•Retirement Age: To encourage Board turnover/refreshment, our Bylaws provide that a director shall not stand for re-election at the Annual Meeting if that director will be 75 years or older at the time of election.
•Director Compensation: Director compensation is reviewed and approved annually by the compensation and management succession committee.
•Oversight of Strategy: The Board of Directors oversees the development of our strategic plan each year and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of the strategic plan.
•Stock Ownership Requirements: Directors are required to own TriCo stock equal in value to three times their annual retainer fee within five years of their Board appointment.
•Oversight of Succession Planning: The Board engages in an annual succession planning review meeting in addition to regular succession planning discussions at the committee level.
•New Board Members: Five of our current eleven directors have been directors of the Company for less than five years.
•Diverse Skills and Experience: Including banking, financial and accounting, digital technology, marketing, regulatory, public company, C-suite, information technology, cyber security, small business, risk management, compliance, and thorough knowledge of the Company's geographic and banking/financial sector markets.
•Commitment to Diversity: The Board has outlined its commitment to diversity in the corporate governance guidelines, see "Board of Directors - Commitment to Diversity" on page 15..

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Board Effectiveness
•Committee Self-Assessments: The Board, and the audit, compensation and management succession, and nominating and corporate governance committees conduct annual evaluations. The Board and Management implement action plans and make adjustments based on directors’ feedback.
•Director Skills and Expertise: The Board annually reviews directors’ skills and expertise to ensure the Board represents a diverse skill set oriented to the historic and emerging needs of our business. In late 2021 and early 2022, the Board added two new directors to further enhance the Board’s skills and expertise. The Board does not consider individual directors to be responsible for particular areas of the Board's focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors, that, as a whole, represent a mix of experiences and skills that allows appropriate deliberation of all issues that the Board might be likely to consider.
•Director Education/Training: We maintain a director education program, with director education sessions conducted throughout the year. Directors are also encouraged to attend outside education events and report what they learned to the entire Board.
•Over-boarding Restrictions: All directors are subject to over-boarding restrictions and can serve on no more than three (3) public company boards (including TriCo).
•Strong Corporate Governance Guidelines: The corporate governance guidelines and board committee charters are reviewed annually to maintain strong and sound governance practices.

Executive Compensation Highlights

Strong Best Practices
•Annual review of pay equity practices
•Annual say-on-pay advisory vote
•Robust code of business conduct and ethics
•Pay for performance
•Use of independent compensation consultant which reports directly to the compensation and management succession committee
•No excise tax gross-ups
•No option repricing without shareholder approval
•Stock ownership guidelines for executive officers
•Clawback provisions
•Balanced focus between short and long-term forms of incentive compensation, which are tied to Company performance and shareholder value creation

Environmental, Social and Governance (ESG) Highlights

Overview
We take a comprehensive approach to corporate social responsibility that includes investing in our communities and creating a culture of strong corporate governance and risk management. We believe that this approach enables us to more effectively serve our stockholders, clients, communities, and colleagues.

While our approach to ESG continues to evolve, we are currently focusing on creating value through the following prioritized areas: governance; diversity, equity and inclusion (“DEI”); engaging and empowering employees; and investing in our communities, including affordable housing, direct giving, partnering with small business investment companies, and employee volunteerism. We will continue to evaluate and assess how ESG can be measured and monitored by community financial institutions such as the Company.

Proxy Statement 5

Human Capital / Social Highlights

We believe that a high-performing workforce in an environment that values diverse thought and opinion is the key to sustained success. As such, we continuously seek to attract, develop, and retain an engaged workforce by providing a safe and inclusive environment that values different opinions and beliefs, inspires innovative solutions, and enables people to thrive.

Diversity and Inclusion Initiative
•Continued to foster a Diversity and Inclusion Working Group and engaged with third party consultants to accelerate our efforts and to evaluate opportunities in this area.
•Expanded the ratio of minorities and women in leadership and supervisory roles.
•Advanced minimum wage thresholds and the transparency of eligible compensation ranges.

Employee Engagement
•Competitive health, wellness, and financial benefits programs as well as services that assist employees in maintaining a healthy work-life balance.
•Maintain enhanced talent recruitment, retention, and development strategy through forward-looking career advancement conversations.
•Holistic approach to collecting employee feedback and measuring employee engagement not less than quarterly.
•Committed to ensuring safety of our customers, employees, and the physical security of our banking facilities.
•Quarterly surveying of employees in 2022 for feedback on performance of selected business/operational units.
•Sponsored a number of employees each year to attend nationally recognized post graduate banking school programs.
•Support of volunteerism within our communities throughout the organization, including but not limited to paid time away from normal job duties while volunteering.

For more information about our human capital management practices, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022.

Corporate Social Responsibility - Community Engagement
We have a long history of investing in the financial success and well-being of our communities. We demonstrate this commitment through community involvement, support, and engagement. In 2022 alone, TriCo supported communities by:

•Investing over $49.3 million for the support of affordable housing and provided eight down payment assistance grants totaling over $58,000.
•Donating more than $1.1 million to support more than 360 community-based non-profit and other organizations that help strengthen the communities in which we operate.
•Expanded our commitment to small business investment companies by $10.0 million.
•Encouraging employees to give back to the communities we serve, leading to both monetary contributions and more than 10,000 hours of volunteer service to non-profits, community organizations, schools, and youth programs. 1,118 hours alone were dedicated to providing financial literacy courses in schools and non-profit organizations.
•Conducting a region-wide community food drive with the Salvation Army that collected more than 45,000 pounds of food for those in need during the holiday season.
•Facilitating a total of ten AHEAD and WISH grants for $228,500, four grants totaling $100,000 for the Empowering Black Homeownership program, and four Affordable Housing Program (AHP) awards for $3.2 million. These programs from the Federal Home Loan Bank of San Francisco support non-profits with grants for projects and create affordable housing opportunities for low- and moderate-income families.
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•Winning the Bank On Certification of our MoneySmart Checking product, in order to promote safe and affordable banking services to under-banked individuals.
•Partnering in fire recovery efforts with the Community Housing Improvement Program (CHIP), FannieMae, the North Valley and American Red Cross to bring five additional units of affordable rental housing to Paradise, California. In addition, in the wake of the Mill Fire in Weed, California, TriCo granted seed money to start a fire recovery fund with the United Way of Northern California to assist communities affected by wildfires across nine Northern California counties.
Environmental Highlights
Throughout our daily operations we seek ways to reduce our impact on the environment by eliminating or reducing the use of paper statements and documents where possible.

•We regularly encourage our customers to sign up to receive statements and notices electronically through the use of E-statements and E-notices and to take advantage of our online and mobile banking services.
•We continued to roll out our initiative that will allow for many documents to be signed electronically.
•We encourage our employees to reduce their use of paper documents where possible and to receive tax documents through the use of E-tax forms.
•Our operations center utilizes solar panels to reduce energy use.
•Shareholders are given an opportunity to receive our proxy materials electronically to help us reduce our production, use and delivery of significant quantities of material.
•Our pivot to remote working by a significant portion of our workforce during the pandemic reduced the carbon footprint due to less commuting to and from work. As the pandemic continues to subside, we continue to evaluate our workforce to determine the extent we can continue to offer remote work opportunities as an option to certain employees.
•We are working to phase-out many of our printers and copy machines as the business units adapt to paperless operating processes.

Our Culture
Our values are the foundation and the moral compass for everything we do.
Our values should guide every conversation we have, every decision we make, and every interaction we have with our customers and our fellow employees.
Our values are simple and rely on common sense – just some basic rules to live and work by. The difference is in how we abide by our values and hold each other accountable.
We won’t always be perfect, but we strive to live and work by these every day.
We have five core T.R.I.C.O. values:
•Trust - We strive to earn the trust of our customers and colleagues.
•Respect - We appreciate and value others and treat them kindly.
•Integrity - We act with sincerity and honor the commitments we've made.
•Communication - We are thoughtful and transparent in our communication.
•Opportunity - We look for ways to exceed the expectations of our customers.

Shareholder Alignment and Engagement
Executive management held approximately 49 in-person meetings and 35 virtual shareholder/investor meetings in 2022. Some of the virtual meetings had more than one shareholder present. Feedback from shareholders is important to consider and we value opportunities for engagement.

Proxy Statement 7

BOARD OF DIRECTORS

At the meeting, shareholders will elect 11 directors to serve for terms expiring at TriCo’s 2024 Annual Meeting of Shareholders. Each of the following persons listed and described below is nominated for election as a director at the meeting.

Each nominee currently serves as a director of TriCo and our wholly-owned subsidiary, Tri Counties Bank, which we refer to as the Bank. The directors also serve on committees of the
Board of Directors of the Bank in addition to TriCo Board committees. Age is as of March 31, 2023.

In July 2022, Director Donald J. Amaral passed away following a long battle with cancer. He served on the Board and various committees of the Board (including Chair of the Audit Committee) for over 19 years. His wisdom and humor are greatly missed.

Kirsten E. Garen
Age: 60 Director Since: 2020	Committees: • IT/Cybersecurity (Chair) • CRA	• Audit
From November 2020 to August 2022, Ms. Garen was employed as SVP, Chief Information Officer at CDK Global, San Jose, CA, a provider of integrated data and technology solutions to the automotive, heavy truck, recreation, and heavy equipment industries. From August 2017 to March 2020, she was EVP, Chief Information Officer for Delta Dental of California/Dentegra Insurance Co., San Francisco, CA. She also led the Technology, Cybersecurity and Enterprise Project Management Office for Delta Dental of California and its affiliate companies. From 2011 to July 2017, she was Senior Executive Vice President and Chief Information Officer at Bank of the West, San Francisco, CA (now BMO Harris Bank, N.A., a subsidiary of BMO Financial
Group, Toronto, Canada). She has over 20 years of experience managing IT strategies and implementation for financial services and insurance companies. She was a National Association of Corporate Directors fellow from 2016-2017, a former board member of the Commonwealth Club of California, and a former advisory board member of FTV Capital, a private equity firm.
We nominated Ms. Garen due to her experience in creating and implementing business and technology roadmaps, including portfolio construction, delivery metrics, cybersecurity and risk mitigation as well as her information technology expertise.

Cory W. Giese
Age: 44 Director Since: 2013	Committees: • Risk (Chair) • IT/Cybersecurity	• Nominating and Corporate Governance • Executive
Mr. Giese has been Independent Lead Director since May 2020. Mr. Giese is a Certified Public Accountant and is a principal at Cory Giese CPA, a certified public accounting firm in Truckee, CA since 2006. From April 2013 to February 2019, he was principal at Giese Swany, LLC, a certified public accounting firm in Incline Village, NV. He is also a managing partner of ERP Rentals, a privately held real estate investment entity.
We nominated Mr. Giese based on his business background and his ties to and familiarity with several of the communities in which we operate.

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John S. A. Hasbrook
Age: 63 Director Since: 2002	Committees: • Nominating and Corporate Governance (Chair) • Compensation and Management Succession	• Audit
Mr. Hasbrook served as Chair of the Bank’s director loan committee prior to its consolidation into the risk committee in February 2020. Mr. Hasbrook was of President of SunWest Wild Rice Co., Inc., Winters, CA a food marketing company from 1987 to September 2021. He is currently President of Hasbrook-Fetter Farms, Inc., Winters, CA, a family-owned farming operation and Vice President, Marketing of SunWest Foods, Inc., Davis, CA, a rice milling and marketing company; he has been involved in such entities since 1989 and 1992, respectively. Mr. Hasbrook also serves as an advisor to the Santa Clara University Center for Food Innovation and Entrepreneurship.
We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and deep roots in agribusiness and food marketing. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the Bank operates and the agricultural industry (including climate matters) in particular.

Margaret L. Kane
Age: 67 Director Since: 2020	Committees: • CRA (Chair) • IT/Cybersecurity	• Risk
Dr. Kane is President and Chief Executive Officer of Kane Bank Services (“KBS”), Sacramento, CA, a consulting firm she founded in 1999. KBS provides consulting services to domestic and international financial institutions in areas including customer experience and advocacy, sales management, product distribution, employee and manager training and development, distribution strategies, and revenue growth. Prior to 2020, KBS provided consulting services to the Bank, advising on strategic planning and executive development. Prior to KBS, from 1988 to 1998, Dr. Kane was an Executive Vice President at Wells Fargo Bank, San Francisco, CA, prior to its combination with Norwest Corp, Minneapolis, MN where she was head of the retail branch network and also developed and managed the bank’s
In-Store Banking Program from inception. Dr. Kane is a member of the Executive Committee of the Harvard Alumni Association in Cambridge, MA. She has also served on the boards of numerous non-profit organizations throughout her career.
We nominated Dr. Kane because of her deep understanding of the banking industry, including banks our size as well as large national and international institutions, her experience in retail banking, and her knowledge in strategic planning, development and execution. She is also very active in the Sacramento community and has in-depth knowledge of this key market and its businesses.

Michael W. Koehnen
Age: 62 Director Since: 2002	Committees: • Risk	• Executive
Mr. Koehnen has been our Vice Chairman since 2010 and Corporate Secretary since 2021. He is an owner and President of C.F. Koehnen & Sons, Inc., Glenn, CA, a fourth-generation family farming and beekeeping company. Mr. Koehnen is also President and owner of Riverwest Processing, Glenn, CA, an almond processing company, and president of several other agricultural-related entities, including Riverwest Processing, PK Exports, Koehnen Farming Company and K3 Exports Inc.
We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance , business operations and financial investment related matters. In addition, his extensive involvement in businesses related to the agricultural industry allows him to provide valuable insights to the Board regarding agriculture, climate and supply-chain matters. Furthermore, he has held a significant number of shares of the Company for some time, providing prospective on long-term shareholder interests.
Proxy Statement 9

Anthony L. Leggio
Age: 70 Director Since: 2022	Committees: • Risk • CRA
Mr. Leggio became a director upon our acquisition of Valley Republic Bancorp ("VRB") in March 2022. Prior to that he served as a director of Valley Republic Bancorp and Valley Republic Bank since its start in 2008. He has been President/Manager of Bolthouse Properties, LLC, a commercial and residential real estate development firm located in Bakersfield, CA since January 2006. Prior to serving at Bolthouse Properties, LLC, Mr. Leggio served as Vice President and General Counsel of Wm Bolthouse Farms from July 2001 until December 2005. Previously, Mr. Leggio was managing partner of a Bakersfield area law firm for nearly 25 years. Mr. Leggio serves as a director of Tejon Ranch Company, Lebec, CA (NYSE: TRC), a diversified real estate development and agribusiness company (since 2012) and is currently chairman of TRC's audit committee. He is also a director of a number of private company boards located in Central and Southern California in the petroleum, auto and manufacturing fields. He is a licensed attorney in the State of California.
We have nominated Mr. Leggio because of his community involvement as well as his knowledge of key industries in, and the economies of, the Central Valley of California. In addition, he has experience in agriculture and farming, energy production, real estate development, conservation, and financial and investment management. Furthermore, he holds a significant number of shares of the Company, providing prospective on long-term shareholder interests.

Martin A. Mariani
Age: 66 Director Since: 2014	Committees: • Compensation and Management Succession (Chair) • Nominating and Corporate Governance	• Audit • Risk
Mr. Mariani farms almonds and walnuts and is a partner in Mariani Nut Company of Winters, California. He is also a managing member of Monticello Farming Company, Winters, CA and Scribe Winery, Sonoma, CA. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board; a member of the Dean’s Advisory Board for the College of Agriculture and Environmental Sciences at
UC Davis; and a fellow at the American Leadership Forum, Mountain Valley Chapter.
We nominated Mr. Mariani based primarily on his small business and agricultural industry background as well as his familiarity with, and deep roots in, community banking. In addition, his agricultural background allows him to provide valuable insights to the Board regarding climate and supply-chain matters.

10 TriCo Bancshares

Thomas C. McGraw
Age: 71 Director Since: 2018	Committees: • CRA • IT/Cybersecurity	• Risk • Executive
Mr. McGraw has been a director since we acquired FNB Bancorp in July 2018. Prior to that he was the Chief Executive Officer of FNB Bancorp and its subsidiary, First National Bank of Northern California (“First National Bank”) from April 2002 to July 2018. Furthermore, he was director of FNB Bancorp from 2001 to 2018 and director of First National Bank from 1989 to July 2018. Prior to becoming Chief Executive Officer of FNB Bancorp and First National Bank, he was First National Bank's President from October 2001 until April 2002.
We have nominated Mr. McGraw because of his extensive knowledge of key issues and trends affecting the Company, his extensive knowledge of the San Francisco Bay Area banking market, FNB's customers acquired in the FNB Merger, and the banking industry in general. Mr. McGraw also is active in the communities we serve and has a deep understanding of marketing from his years at First National Bank as well as his tenure as a communications consultant in San Mateo and Marin Counties in California since 1987. Moreover, as the former CEO of FNB Bancorp and First National Bank, he has extensive knowledge of key issues and trends affecting the Company and its business in the San Francisco Bay Area. Furthermore, he has held a significant number of shares of the Company for some time, providing prospective on long-term shareholder interests.

Jon Y. Nakamura
Age: 66 Director Since: 2022	Committees: • Audit • Risk
Mr. Nakamura was employed by MUFG Union Bank, N.A. from 2005 to January 2022, serving as Director and Assistant General Counsel since 2014; prior to that he served as SVP, Compliance Counsel. In this role, he advised the bank and its holding company, MUFG Americas Holding Corporation, regarding a range of legal, risk and financial regulatory matters. Previously he served as Assistant General Counsel, Federal Reserve Bank of San Francisco from 1999 to 2005. He is a licensed attorney in the State of
California. He is Treasurer of the San Francisco Athletic Hall of Fame. We have nominated Mr. Nakamura because his depth of knowledge in legal, compliance and risk matters facing the banking industry, and his experience at a larger growth-oriented financial institution. He also has deep roots in the San Francisco Bay Area, including Santa Clara County, providing insight into a number of our important growth markets.

Proxy Statement 11

Richard P. Smith
Age: 65 Director Since: 1999	President & CEO Board Chairman	Committees: • Executive
Mr. Smith has been Chairman of the Board since May 2020. He has served as the President and Chief Executive Officer of TriCo and the Bank since 1999. Mr. Smith joined the Bank in 1994 as Vice President and Chief Information Officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Furthermore, Mr. Smith was named president of the Bank and executive vice president of TriCo in 1998. Mr. Smith served as Chairman of the California Bankers Association during 2011 and is currently a member of the California Bankers board of directors and has served on several of their committees.
We have nominated Mr. Smith because we believe that including the President and Chief Executive Officer on the
Board is important and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 29 years of banking experience, including over 24 years as the Bank’s chief executive officer. In addition, Mr. Smith serves (or has served) on a number of industry association committees discussed above. This wealth of experience allows him to provide valuable insights to the Board concerning the banking industry and the Bank.

Kimberley H. Vogel
Age: 55 Director Since: 2020	Committees: • Audit (Chair) • IT/Cybersecurity	• Compensation and Management Succession
Ms. Vogel was President, Co-Founder and director of BaseVenture Investing, Inc., a cloud-based software company that develops investment management solutions for financial reporting, data visualization, and process management in San Rafael, CA from 2014 to 2019, serving as Transitional President in 2019 after the company was sold to Fidelity National Information Services, Jacksonville, FL (FIS). From 2005 to 2014, Ms. Vogel served as Chief Financial Officer at mFoundry, a provider of mobile banking and mobile payment services in Larkspur, CA. FIS purchased mFoundry in 2013.
Ms. Vogel is a member of the board of directors of Triple Point Venture Growth BDC Corp. (NYSE: TPVG), Menlo Park, CA, an externally-managed business development company focused on providing customized debt financing and equity investments to venture growth stage companies in technology and other high growth industries; Forge Global Holdings, Inc. (NYSE: FRGE), San Francisco, CA, a provider of marketplace infrastructure, data services and technology solutions for private market participants; and Zachaphie, Inc., San Francisco, CA, a privately held company involved in real estate. In addition, she serves on the board of trustees of Saint Mary’s College of California, Moraga, CA. Ms. Vogel is a Certified Public Accountant.
We have nominated Ms. Vogel based on her financial and accounting background and her experience with financial services technology issues and challenges; particularly her understanding of developments in the fintech industry and such industry's impact on the delivery of, and competition for, bank services. Her background and experience also allows her to serve on our audit committee as a financial expert.

12 TriCo Bancshares

CORPORATE GOVERNANCE, BOARD NOMINATIONS
AND BOARD COMMITTEES

Corporate Governance
We have long believed that strong corporate governance is critical to ensuring that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the rules of the SEC and the listing standards of the Nasdaq Stock Market.

Code of Conduct; Code of Ethics for Chief Executive Officer and Senior Financial Officers. Our board of directors has adopted a code of ethics and business conduct (“code of conduct”) that applies to all of our directors, officers and employees. The code of conduct sets forth the standard of conduct that we expect all of our directors, officers and employees to follow, including our Chief Executive Officer and Chief Financial Officer. In addition, our board of directors has adopted a code of ethics for the chief executive officer and senior financial officers (“code of ethics”) that applies to our Chief Executive Officer, our Chief Financial Officer and any other officer serving in a finance function and sets forth specific standards of conduct and ethics that we expect from such individuals in addition to those set forth in the code of conduct. We expect that any amendments to the code of conduct or the code of ethics, or any waivers of their respective requirements, will be disclosed on our website, as well as any other means required by Nasdaq rules or the SEC.

Corporate Governance Guidelines. We have adopted corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and responsibilities and to promote the effective functioning of our board of directors and its committees.

Committee Charters. Our audit, nominating and corporate governance, compensation and management succession, risk and IT/cybersecurity committees maintain written charters that are reviewed each year.

You can view our code conduct, code of ethics, corporate governance guidelines, and committee charters on our website at https://www.tcbk.com/about/corporate-governance. You may also request copies of these documents by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.

Board Leadership Structure
Independent Board Leadership
Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the active, objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our shareholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, including our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board’s Leadership Structure
Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of shareholders and other stakeholders. In accordance with Corporate Governance Guidelines, our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board.

In May 2022, the Board conducted its annual review of its current structure, with Richard Smith as CEO and chairman and Cory Giese as Independent Lead Director and believes this structure continues to be the optimal leadership framework for the company at this time. On May 19, 2022, our Board re-elected Richard P. Smith, President and Chief Executive Officer as Chairman of the Board. In recognition that Mr. Smith is not independent, our Board also re-elected Cory Giese as our Independent Lead Director and empowered him with robust, well-defined duties and authorities, which are described below.
Proxy Statement 13

As a highly regulated community financial services company in uncertain times, we and our shareholders benefit from a combined chairman / chief executive officer with deep experience and leadership in, and knowledge of, the financial services industry, our company, and its businesses; as well as his ability to communicate our business strategies to our shareholders, customers, employees, regulators and the public, promoting accountability for the Company’s performance. We and our shareholders also benefit from an independent lead director who is empowered with, and exercises, robust, well-defined duties (see the following section for a list of the duties); who is highly engaged and holds meetings with our independent directors, our CEO, and other management members.

Our Independent Lead Director, together with the other independent directors, exemplifies objective independent Board leadership, and effectively engages and oversees management. The Independent Lead Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our long-term strategy. The independent directors provide objective oversight of management, review the CEO’s performance and approve CEO compensation, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our shareholders by overseeing management’s work to create long-term value.

Our Board believes that these factors, taken together, provide for objective, independent Board leadership, effective engagement with and oversight of management, and a voice independent from management and accountable to shareholders and other stakeholders. Under the leadership of our President, CEO and Chairman and our Independent Lead Director, our Board is committed to engaging with shareholders and other stakeholders. The Board will annually review the effectiveness of this arrangement and believes this structure is in the best interest of shareholders and serves the Company well at this time.

Independent Lead Director Duties
The Independent Lead Director's role includes the following duties and authorities:
Meetings
•Consult with the chairman regarding the agenda and associated materials for Board meetings.
•Evaluate Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items.
•Preside at Board meetings when the chairman is absent or in circumstances where the chairman is (or may be perceived to be) conflicted.
•Engage with other independent directors to identify matters for discussion during executive sessions of the independent directors.
•Preside over regular executive sessions of the independent directors or meetings of independent directors.
•Authorized to call meetings of the independent directors or of the Board with any other director.

Communication with the Chairman
•Debrief the chairman regarding decisions reached and suggestions made at meetings of independent directors or during executive sessions.
•Facilitate communication between the independent directors and the chairman, including presenting the chairman’s views, concerns and issues to such directors and raising with the chairman, as appropriate, views, concerns and issues raised by such directors.
•Engage with the chairman between Board meetings and assists with informing or engaging with independent directors, as appropriate.
•Work closely with the chairman and the CEO to ensure the Company is building a healthy governance culture and an effective relationship between management personnel and members of the Board.

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Governance Process
•Work with the nominating and corporate governance committee in the oversight of the Board, committee and individual director evaluation process.
•As part of the nomination process for election or re-election to the Board, assist the nominating and corporate governance committee, by engaging with each director individually regarding the performance and functioning of the Board, its committees and other evaluation matters, as appropriate, and inquiring as to whether any director has concerns about the nomination of other directors.
•Ensures that the Board acts and functions independently from management in fulfilling its fiduciary obligations.
•Ensure that the independent directors, as applicable, have the opportunity (if needed), at each regularly scheduled meeting, to meet separately without non-independent directors and management present.

Other Powers and Responsibilities
•Authorized to retain independent advisors on behalf of the Board as the Board or independent directors may deem necessary or appropriate.
•Provide leadership to the Board if circumstances arise in which the chairman may be, or may be perceived to be, in conflict, in responding to any reported conflicts of interest, or potential conflicts of interest, arising for any director.

Commitment to Diversity
The Board’s diversity principles, acknowledging and embracing the benefits of having a diverse board of directors. These principles are incorporated into TriCo's corporate governance guidelines. Diversity in the Board’s composition boosts creativity and supports informed decision-making based on different perspectives. It also helps us understand and engage with a variety of stakeholders and to achieve our business and other goals increasing shareholder value.

At TriCo, board diversity consists of a number of individual elements, including gender, age, nationality, cultural and educational backgrounds, skills and experience. We believe that diversity is not a static concept, but rather a relevant mix of required elements for the Board as a whole that evolves with time based on, among other things, the relevant business objectives and future needs of TriCo. We treat board diversity as a means for improvement and development rather than an end in itself. The Board applies these principles when evaluating the composition of the Board and in evaluating potential candidates.

In the matrix below, we have provided statistical information required the board’s diversity.

Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors: 11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—

Part II: Demographic Background
Asian	—	1	—	—
White (non-Hispanic or Latinx)	3	7	—	—
Did Not Disclose Demographic Background: 0

Proxy Statement 15

Additionally, the following graphs illustrate the independence, average tenure, average age, and diversity of our Board of Directors, as of March 31, 2023.

Director Resignation Policy

Pursuant to governing law and documents, including the Company’s bylaws, in most cases the Company's directors are elected by a plurality of the votes cast. Although nominees who receive the most votes for the available positions will generally continue to be duly elected, TriCo’s corporate governance guidelines provide that any nominee for director in an uncontested election (as long as cumulative voting is not in effect) receiving a greater number of votes withheld from the director’s election than votes for the director’s election (a "majority withhold vote"), must tender a resignation to the chair of the corporate governance and nominating committee promptly following certification of the shareholder vote. The committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders "withheld" votes from the director, the director's length of service and qualifications, the director's contributions to the Company, and the Company's corporate governance guidelines. The Company will inform shareholders of its decision in a Form 8-K filed with the SEC within 90 days of the date of the shareholders’ meeting at which the election occurred. Our corporate governance guidelines can be found at: https://www.tcbk.com/about/corporate-governance.

You have been provided with options to vote “for” or “withhold” from each director nominee. However, neither a “withhold” vote nor declining to vote for directors (assuming the presence of a quorum) affects whether a director nominee in an uncontested election is legally elected under the plurality vote standard (provided such nominee receives at least one “for” vote). But a “withhold” vote is considered in determining whether a director who is legally elected has received a “majority withhold vote” for purposes of the resignation policy.

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Annual Election of Directors
The members of the Board are elected at least annually at the annual meeting of shareholders for one-year terms ending at the end of the next annual meeting. The Board’s nominating and corporate governance committee is responsible for preparing the proposal to shareholders for the election or re-election of directors. When considering nominees, the committee:
•Reviews the current composition of the Board taking into account the number of directors, their independence, diversity and availability for service to TriCo; and
•Establishes and reviews with the Board the appropriate skills and characteristics required of the directors, also in light of our anticipated needs.
See also "Nomination and Election of Directors" on page 23.

Director Independence
We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that a significant majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and the director’s family members, on the other hand.

Our Board has affirmatively determined that all of our directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines, with the exception of Mr. Smith who is employed as our president and chief executive officer.
In making its determination that Ms. Kane is independent, the Board considered the consulting services previously provided by Ms. Kane through KBS to the Bank regarding strategic planning and executive leadership. Since January 1, 2020, neither Ms. Kane nor KBS have received any payments from the Bank or the Company for consulting services. During 2019, KBS earned approximately $115,000 in consulting fees from the Bank.
In making its determination that Mr. Koehnen is independent, the Board considered that the daughter of Mr. Smith and the son of Mr. Koehnen are married. These children of Messrs. Smith and Koehnen are independent adults and do not live in the household of either director. Furthermore, Mr. Koehnen is Secretary of the Company but does not receive any additional compensation for serving in such capacity.
In making a determination that Mr. Leggio is independent, the Board considered that Mr. Leggio is President/Manager and part owner of Bolthouse Properties LLC. Bolthouse is the landlord for the Tri Counties Bank branch located at 11330 Ming Ave #400, Bakersfield, CA 93311. The branch was acquired by Tri Counties Bank in connection with its acquisition of Valley Republic Bancorp on March 25, 2022. Annual lease payments by Valley for 2022 was $90,774 and $88,560 in each of 2021 and 2020. The 10-year lease was entered into in 2012 and in 2022 the Bank exercised its first of four five-year options.
In making its determination that Mr. McGraw is independent, the Board considered Mr. McGraw’s former position as CEO at FNB Bancorp and its subsidiary First National Bank prior to the acquisition by TriCo in July 2018. Furthermore, the Board also considered that Mr. McGraw receives non-discretionary payments pursuant to an Executive Supplemental Compensation Agreement with First National Bank in connection with his former employment.

Transactions with Related Persons
Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be
Proxy Statement 17

consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.
We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.
There were no transactions or series of similar transactions during 2022, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.

Indebtedness of Board and Management Members
Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The Board reviews the terms and fairness of any loans made by the bank to our directors and officers. All such loans and commitments to lend to such persons: (i) were made in compliance with Federal Reserve Board Regulation O; (ii) were made in the ordinary course of business; (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; and (iv) did not involve more than the normal risk of collectability or present other unfavorable features. As of the date of this proxy statement, all of these loans were performing in accordance with their terms.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that its directors should have a stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value. TriCo’s Stock Ownership Guidelines encourages directors and executive officers to accumulate a meaningful position in TriCo common stock. Directors are expected to own stock in TriCo equal in value equal to a multiple of at least three times the director’s retainer.

This minimum ownership should be achieved within five years after any new director is elected to the Board. Compliance with share ownership guidelines is reviewed annually by the nominating and corporate governance committee, which determined that all covered executive officers and directors satisfy the stock ownership guidelines. In making this determination, we observed that at December 31, 2022, Director Nakamura did not meet the stock ownership requirement; however, he was initially appointed to the Board in December 2021 and therefore, under the guidelines, has until December 2026 to comply.

For executive officer stock ownership requirements, see “Compensation Discussion and Analysis - Stock Ownership Guidelines” on page 42.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities. Except as discussed above, the policy does not prohibit all employees from hedging.

No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

18 TriCo Bancshares

Board Self-Assessment
Our Board conducts a self-assessment annually, which is reviewed and discussed with the Board. In addition, all committees of the Board are expected to conduct annual self-assessments. See “Annual Committee Evaluations” on page 22.

The Board’s Role in Enterprise Risk Oversight
Having appropriate independence and expertise, the Board plays a pivotal role in governance through its oversight of the Company’s implementation and operation of the Enterprise Risk Management Framework ("ERM"). The ERM is designed to enable effective and efficient identification, assessment, measurement and management of key enterprise risks and to align risk appetite and strategy. Management is responsible for the day-to-day management of these risks across the Company. Our Chief Risk Officer has primary responsibility for the implementation of the Company’s ERM in support of the Board’s risk oversight responsibilities, including establishment of risk management standards, engaging with business leaders on risk-taking activities and risk mitigation strategies, assessing the effectiveness of our risk management processes, and risk reporting to senior management, management committees, and the Board, either directly or through designated Board committees.

The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk; and risk management is an agenda topic at regular committee meetings, including:

•Audit Committee: financial reporting, regulatory compliance, fraud, and legal risks and significant risk trends as identified through the internal audit and compliance management programs
•Compensation and Management Succession Committee: risks that may result from our incentive compensation programs and human capital (attraction, retention, and succession planning activities as conducted by management)
•Nominating and Corporate Governance Committee: risks related to corporate governance, reputation and conduct
•Risk Committee: credit, liquidity, capital, interest rate and market, and operational risks, and significant risk trends identified by the chief risk officer
•Information Technology & Cybersecurity Committee: data governance, information technology system and threat, cybersecurity data privacy and data protection risks
•Community Reinvestment Act Committee: CRA Program risk and related reputation risk

In general, and except as delegated above, the Board oversees risks related to ESG; however, certain ESG risks receive oversight from the following committees: compensation and management succession (human capital, succession), nominating and corporate governance (board composition, effectiveness of corporate governance policies), risk (impact of climate change on lending), and community reinvestment act (community engagement). The Board continues to evaluate reputation and ESG risks and how they impact community financial institutions such as the Company.

In addition, management established an Executive Risk Committee (“ERC”), chaired by the Chief Risk Officer, and comprised of executives responsible for all major categories of risk to provide management oversight and guidance related to the Company’s enterprise risk management, including the CEO, CFO, Chief Operating Officer, Chief Credit Officer, and Chief Banking Officer. The ERC updates the Company’s risk appetite statement and enterprise risk management policy on an annual basis and establishes various risk tolerances focused on quantitative and qualitative key risk indicators, which are ultimately approved by the Board of Directors. The ERC has various sub-committees to address specific areas of risk.

Information Security / Cybersecurity
Information security is a significant operational risk for financial institutions. The Company has implemented a comprehensive set of information security policies, programs, an incident response plan, and related employee training programs. The Board information technology & cybersecurity committee has oversight responsibility for our efforts to respond to the increasing cybersecurity and technology related risks. Our Chief Information Security Officer and Chief Information Officer provide at
Proxy Statement 19

least quarterly reports on the Company's cybersecurity risks and framework and provide a full information security and incident response report to the Board annually. We continue to strengthen the Company's infrastructure and staffing and enhance its comprehensive cybersecurity and technology controls. Improving our resiliency against cybersecurity threats remains a key focus for our Board and all levels of management. Among other actions, we provide training for all employees, engage in cross-functional cybersecurity tabletop exercises, and continue to improve and enhance internal reporting to the Board, including the results of regularly performed systems vulnerability scans and other controls testing. We have business continuity/disaster recovery and incident response programs in place which are tested on a regular basis. Our information security department and internal audit program periodically engage independent third parties to help assess the maturity of the Company's cybersecurity efforts and assist management in better managing risks. We also maintain cybersecurity insurance to provide coverage for certain losses.

Committee Composition
Our full Board of Directors provides oversight on all major corporate decisions. However, we have established standing committees so that some matters can be addressed in more depth than may be practical in a full Board meeting and to comply with legal and Nasdaq requirements that certain committees be comprised of independent directors, including a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. In addition, we have established risk and information technology & cybersecurity; and our subsidiary bank, Tri Counties Bank, maintains a community reinvestment act committee. Each committee operates under a written charter.

The following table indicates for each current committee, its current membership and the number of meetings held during 2022.

	Audit	Compensation and Management Succession	Nominating and Corporate Governance	Risk	IT & Cybersecurity	CRA*
# of Meetings Held	11	7	4	4	4	4
Members
Kirsten E. Garen	●				Chair	●
Cory W. Giese			●	Chair	●
John S. A. Hasbrook	●	●	Chair
Margaret L. Kane*				●	●	Chair
Michael W. Koehnen				●
Anthony L. Leggio				●		●
Martin A. Mariani	●	Chair	●
Thomas C. McGraw				●	●	●
Jon Y. Nakamura	●			●
Richard P. Smith
Kimberley H. Vogel	Chair	●			●

* Bank-level committee
The Board has determined that all directors, other than Mr. Smith, our chairman and CEO, are independent under Nasdaq listing standards as described at “Director Independence” on page 17.

Below is a brief description of each of these committees .

Audit Committee
•monitors the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding financial reporting and accounting,
20 TriCo Bancshares

•evaluates our compliance with legal and regulatory requirements,
•monitors the independence, qualifications and performance of our financial executives, independent registered public accounting firm and internal audit department,
•oversees regulatory compliance, fraud and legal risks and significant risk trends as identified through the internal audit compliance management programs,
•oversees the communication among our independent registered public accounting firm, management, our internal audit function and the Board, and
•oversees the Company's whistleblower program.
The Board has determined that Ms. Vogel is an audit committee financial expert under the rules of the SEC and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the SEC and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.”

The audit committee also annually retains our independent registered public accounting firm and approves the terms and scope of work to be performed. For more information on this committee, please see “Report of the Audit Committee” on page 63. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to all persons in the Company.

Compensation and Management Succession Committee
•considers the recommendations of our management regarding most compensation matters, including director and executive compensation,
•approves TriCo’s compensation philosophy,
•evaluates and approves the compensation levels for our Board and chief executive officer and evaluates the compensation of other executive officers,
•oversees the production of the a compensation discussion and analysis of executive compensation included in this proxy statement,
•oversees our long-term equity incentive plans,
•approves the benefits provided to our executive officers and directors,
•evaluates the management’s risk assessment of the Company’s incentive compensation plans,
•oversees the Company's management of human capital, including talent management; and
•reviews and approves our management succession policies.

For more information on this committee, please see “Compensation Discussion and Analysis” beginning on page 30.

Nominating and Corporate Governance Committee
•determines nominees to the Board in the manner described at “Nomination and Election of Directors” (page 23),
•reviews our Board committee structure and members,
•annually evaluates Board performance,
•approves any related party transactions as described at “Transactions with Related Persons” (page 17),
•monitors director independence,
•reviews our corporate governance guidelines and codes of business ethics and conduct,
•evaluates director candidates, and
Proxy Statement 21

•recommends the selection of an independent lead director for shareholder concerns.

Risk Committee
•evaluates and oversees the Company’s efforts to identify, monitor and manage credit, capital, market (including interest rate & liquidity) and operational risks,
•periodically evaluates and sets the Company’s risk tolerances in these areas,
•considers the risk impact of any strategic decisions the Board may be contemplating in relation to the Company’s established risk tolerances,
•periodically examines the risk culture of the Company, and
•oversees the division of risk-related responsibilities of each Board committee to ensure oversight of significant risks are assigned and monitored.

Information Technology & Cybersecurity Committee
•monitors and oversees the information technology strategic plan,
•evaluates and oversees the Company’s risk management practices regarding computing practices, disaster recovery, business continuity, information security, cybersecurity, and future security risks,
•receives quarterly updates on information security and cybersecurity trends and current efforts of management, and receives an annual report on the Company’s information security risk assessment efforts, and
•periodically evaluates and sets the Company’s risk tolerances in these and other areas.

Community Reinvestment Act Committee
•reviews and monitors the Bank’s CRA qualified community development service performance, including community outreach and marketing efforts,
•reviews public comments regarding the Bank’s CRA performance, and
•reviews the Bank’s fair lending program and risk assessments (moved to the audit committee in February 2022).

Annual Committee Evaluations
Each committee has implemented a process to assess committee performance and effectiveness. The assessments are conducted on an annual basis and include a self-assessment by each committee. The review includes an evaluation of various areas that may include committee size, composition, performance, coordination among committee members and among the standing committees, and involvement with the full Board. The results of the committee performance assessments are reviewed by each committee and discussed with the full Board.

CEO and Senior Management Succession Planning
Our Board, with the compensation and management succession committee, oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our Board reviews potential internal senior management candidates with our CEO, third party consultants and other executive management members, including the qualifications, experience, and development priorities for these individuals. Directors engage potential senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position
22 TriCo Bancshares

vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.

Attendance at Meetings
Each nominee for director attended 100% of the meetings of the Board of Directors of TriCo and the meetings of the committees of TriCo’s Board of Directors on which they served.

Our corporate governance guidelines provide that each director is expected to attend our Annual Meeting of Shareholders. All of the directors at that time attended the 2022 annual shareholders meeting, either in person or via phone/internet.

Nomination and Election of Directors
Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:
•the highest personal and professional ethics, integrity and values,
•informed judgment,
•sound business experience,
•the ability to make independent analytical inquiries, and
•an understanding of our business environment.
The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election or serve on more than three public company boards (including the Company).

Director Skills. The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:
•business or banking experience,
•knowledge of financial accounting and related internal control requirements,
•involvement in and familiarity with our community and the markets we serve,
•risk management,
•technology or cybersecurity,
•digital media,

•strategic planning,
•business operations / acumen,
•independence from the Company,
•regulatory environment familiarity,
•compliance and corporate governance,
•senior leadership abilities, and
•prior board or public reporting company experience.

We do not currently pay any fee to a third party to identify potential director nominees, although we have in the past retained search firms to assist in identifying qualified candidates.

Shareholder Nominations
The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information, and is made early enough to allow the committee to complete the evaluation process. Section 15 of our Bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s
Proxy Statement 23

president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of TriCo's bylaws, no notice of intention to make nominations shall be required. The notification is required to contain the following information to the extent known to the notifying shareholder:
•the name and address of each proposed nominee,
•the principal occupation of each proposed nominee,
•the number of shares of capital stock of TriCo owned by each proposed nominee,
•the name and residence address of the notifying shareholder, and
•the number of shares of TriCo stock owned by the notifying shareholder.
Nominations not made in accordance with Section 15 of TriCo's bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.

Cumulative Voting
Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 11,000 votes because we will be electing 11 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to casting your votes in the election. If any shareholder gives notice to cumulate shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce such intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The 11 nominees receiving the highest number of votes will be elected as directors, subject to our director resignation policy discussed on page 16.

Compensation and Management Succession Committee Interlocks and Insider Participation
No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2022, including serving on the compensation committee for any other for-profit entity.

24 TriCo Bancshares

COMPENSATION OF DIRECTORS

Director Compensation
The following table summarizes the compensation paid by TriCo to our non-employee directors in 2022:

Name (1)	Fees earned or paid in cash ($)	Stock awards ($) (2)	Option awards ($)	Change in pension value and nonqualified deferred compensation earnings ($) (3)	All other Compensation ($) (4)	Total ($)	Number of stock options outstanding as of 12/31/22	Number of shares underlying stock awards outstanding as of 12/31/22
Active:
Kirsten E. Garen	57,500	76,968	—	—	—	134,468	—	1,853
Cory W. Giese	67,500	76,968	—	—	—	144,468	4,000	1,853
John S. A. Hasbrook	55,000	76,968	—	—	642	132,610	4,000	1,853
Margaret L. Kane	52,917	76,968	—	—	—	129,885	—	1,853
Michael W. Koehnen	50,000	76,968	—	—	608	127,576	—	1,853
Anthony L. Leggio	37,500	76,968	—	—	—	114,468	—	1,853
Martin A. Mariani	57,500	76,968	—	5,062	—	139,530	7,500	1,853
Thomas C. McGraw	50,000	76,968	—	—	—	126,968	—	1,853
Jon Y. Nakamura	50,000	76,968	—	—	—	126,968	—	1,853
Kimberley H. Vogel	55,833	76,968	—	—	—	132,801	—	1,853
Inactive/Retired:
Don Amaral	33,333	76,968	—	—	298	110,599	—	—
L. Gage Chrysler III	22,917	—	—	—	—	22,917	—	—
Craig S. Compton	20,833	—	—	—	964	21,797	—	—

(1)    Richard Smith, our President and Chief Executive Officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director and Chairman of the Board. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers” on page 46.
(2)    Represents the grant date fair value determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. Stock compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" of the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023. On May 19, 2022, we granted each of our then-current non-employee directors a restricted stock unit (“RSU”) award for 1,820 shares of common stock that vests in full on May 19, 2023. Stock awards outstanding as of December 31, 2022, represent these grants and include the amount of dividends reinvested in RSUs. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of TriCo’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3)    Except for Directors Mariani, balances reflect the change in actuarial value during 2022 of each participating director’s account under the director supplemental retirement plan described on page 26. With respect to Director Mariani, balance reflects the above-market interest earned during 2022 under our deferred compensation plan described herein.
(4)    Reflects the taxable value attributable to the split dollar life insurance benefits described on page 52.

Proxy Statement 25

Composition of Non-Employee Director Compensation
Cash Retainers
Effective June 2022, we paid our non-employee directors an annual retainer of $50,000. Furthermore, during 2022, the following directors received annual retainers as indicated for their added responsibilities: Independent Lead Director $10,000; the chair of the audit committee $10,000; $7,500 each to the chairs of the risk, compensation and IT/cyber risk committees; and $5,000 each to the chairs of the nominating and corporate governance and CRA committees. We do not pay our directors any additional compensation to attend Board or committee meetings.

Equity Based Awards
A significant portion of each non-employee director’s annual compensation is in the form of equity, which the Board believes helps align director compensation with the interests of our stockholders. Under our stock plan, each newly-elected non-employee director was awarded $72,500 in RSUs in May 2022 that vest one year from the date of grant. The unit or share equivalent of restricted equity grants are based on an average of the Company’s closing stock price over the trailing 30 market days leading up to the grant date.

Other Director Compensation Matters
Indemnity Agreements
In addition, each director has an indemnity agreement under which each of TriCo or the Bank will indemnify the director against claims arising or relating to the director’s service as a director, was covered by directors’ and officers’ liability insurance.

Deferred Compensation Plans
In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship, or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan, which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. For 2022, one director (Director Garen) elected to participate in this plan. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code (the “Code”). The plan is nonqualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan after 2020 to a rate of 1.5% below the Moody Index with a floor of 0.5%. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.

Director Supplemental Retirement Plan
In 2004, we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987; and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or
26 TriCo Bancshares

after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.

Effective December 14, 2017, the 2004 Director’s Supplemental Retirement Plan was frozen to use the annual retainer fee in effect on December 14, 2017 ($36,000). As of December 31, 2022, the remaining active director participants under the plan are directors Hasbrook and Koehnen and they are fully vested under the plan. No new directors are eligible to join the plan.

Split Dollar Life Insurance
We have entered into joint beneficiary agreements with Directors Hasbrook and Koehnen under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

Long Term Care Agreements
In 2003, we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. As of December 31, 2022, Directors Hasbrook and Koehnen are participants under such agreements.

Other Compensation and Reimbursements
Directors are reimbursed for expenses related to spouses when spouses are invited to attend Board events.

Periodic Review of Director Compensation - Director Compensation Adjustments in 2022
The compensation and management succession committee periodically assesses non-employee director compensation relative to TriCo’s peers at least every two years using data from, and with the assistance of, an independent consultant. In 2022, Aon plc (“Aon”), the compensation and management succession committee’s compensation consultant, conducted a survey of director compensation practices of its peers. The compensation committee determined to keep the Board annual retainers at 2021 levels for 2022 ($50,000) but increased the RSU grant equivalent value from $65,000 to $72,500. The focus on increased equity rather than cash was in line with the Company's focus on weighting equity compensation more than cash to further align director pay with shareholders’ interests.

OWNERSHIP OF VOTING SECURITIES

The following table shows the common stock ownership as of March 31, 2023 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our named executive officers for whom we provide executive compensation information in this proxy statement, and our directors and executive officers as a group (including those officers named on page 29 but who are not named executive officers).

Proxy Statement 27

Beneficial owners	Number of shares beneficially owned(1)		Percentage of shares beneficially owned outstanding
5% Holders
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,981,731	(2)	8.98%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	2,275,858	(3)	6.85%
Directors and Executive Officers of TriCo and Tri Counties Bank
Daniel K. Bailey	57,812	(4)	*
Craig B. Carney	43,318	(5)	*
John S. Fleshood	29,640	(6)	*
Kirsten E. Garen	4,935	(7)	*
Cory W. Giese	58,584	(8)	*
John S. A. Hasbrook	60,288	(9)	*
Margaret L. Kane	4,945	(10)	*
Anthony L. Leggio	219,228	(11)	*
Michael W. Koehnen	221,989	(12)	*
Martin A. Mariani	62,028	(13)	*
Thomas C. McGraw	350,204	(14)	1.05%
Jon Y. Nakamura	1,866	(15)	*
Richard P. Smith	284,240	(16)	*
Kimberley H. Vogel	4,945	(17)	*
Peter G. Wiese	25,728	(18)	*
All TriCo directors and executive officers as a group (17 persons)	1,440,356	(19)	4.33%

*Less than 1%.
(1)    Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of RSUs held by the respective persons that will vest within 60 days of April 5, 2022 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of April 5, 2022.
(2)    Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 9, 2023, disclosing that it held sole dispositive power over all of the shares.
(3)    Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 31, 2023, disclosing that it held sole voting power over 2,205,432 shares and sole dispositive power over 2,275,858 shares.
(4)    Includes 726 underlying RSUs that vest within 60 days of the voting record date and 9,199 shares allocated to Mr. Bailey’s account in the ESOP (allocated as of 12/31/21 - 2012 allocation has not yet been made).
(5)    Includes 726 shares underlying RSUs that vest within 60 days of the voting record date and 17,125 shares allocated to Mr. Carney’s account in the ESOP (allocated as of 12/31/21 - 2012 allocation has not yet been made).
(6)    Includes 1,004 shares underlying RSUs that vest within 60 days of the voting record date and 1,116 shares allocated to Mr. Fleshood’s account in the ESOP (allocated as of 12/31/21 - 2012 allocation has not yet been made).
(7)    Includes 1,866 underlying RSUs that vest within 60 days of the voting record date.
(8)    Includes 41,848 shares held by Mr. Giese's spouse, fully vested stock options for 4,000 shares, and 1,866 underlying RSUs that vest within 60 days of the voting record date.
(9)    Includes fully vested stock options for 4,000 shares and 1,853 underlying RSUs that vest within 60 days of the voting record date.
(10)    Includes 1,866 underlying RSUs that vest within 60 days of the voting record date.
28 TriCo Bancshares

(11)    Includes 1,866 underlying RSUs that vest within 60 days of the voting record date. Includes 108,596 shares held in three family/retirement trusts in which Mr. Leggio is trustee and/or beneficiary, 33,765 shares held for family members in which he is deemed to beneficially own as trustee, and 75,000 shares owned by Bolthouse Properties LLC of which he is President/Manager and 5% owner which Mr. Leggio disclaims beneficial ownership.
(12)    Includes 97,715 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, and 2,300 shares owned by Mr. Koehnen's spouse. Also includes 1,866 underlying RSUs that vest within 60 days of the voting record date.
(13)    Includes fully vested stock options for 7,500 shares and 1,866 underlying RSUs that vest within 60 days of the voting record date
(14)    Includes 1,866 underlying RSUs that vest within 60 days of the voting record date.
(15)    Includes 1,866 underlying RSUs that vest within 60 days of the voting record date.
(16)    Includes 238 shares held by Mr. Smith's spouse, 2,187 shares underlying RSUs that vest within 60 days of the voting record date, and 36,365 shares allocated to Mr. Smith's account in the ESOP (allocated as of 12/31/21 - 2012 allocation has not yet been made).
(17)    Includes 1,866 underlying RSUs that vest within 60 days of the voting record date.
(18)    Includes 1,866 underlying RSUs that vest within 60 days of the voting record date and 374 shares allocated to Mr. Wiese's account in the ESOP (allocated as of 12/31/21 - 2012 allocation has not yet been made) .
(19)    Includes stock options for 11,500 shares, 25,072 shares underlying RSUs that vest within 60 days of the voting record date, and 65,289 shares allocated to executive officers' accounts in the ESOP (allocated as of 12/31/21 - 2012 allocation has not yet been made). Does not include 1,117,086 shares of stock held by the ESOP, to the extent they are not allocated to executive officer accounts. Directors Giese, Koehnen, and Smith are trustees of the ESOP. Does not include any unvested performance RSUs ("PSUs") as it is not certain as to whether they vest until the vesting determination date.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank. Age is as of March 31, 2023.

Richard P. Smith. Information about Mr. Smith can be found at “Board of Directors.”

Daniel K. Bailey. Daniel Bailey, age 54, has been Executive Vice President, Chief Banking Officer since July 2019. Prior to that, he was Executive Vice President, Chief Retail Banking Officer from 2015 to July 2019 and previously held the title of Executive Vice President - Retail Banking & Bank Operations from May 2007 to 2015. Prior to joining Tri Counties Bank, Mr. Bailey spent fifteen years at Wells Fargo Bank where he served in numerous senior management positions managing retail branch operations in Northern California.

Craig B. Carney. Craig Carney, age 64, has served as Executive Vice President and Chief Credit Officer of Tri Counties Bank since 2007. From 1997 until 2007 he was Senior Vice President and Chief Credit Officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as Vice President, Senior Lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

John S. Fleshood. John Fleshood, age 60, has served as Executive Vice President and Chief Operating Officer since December 2016. Previously, Mr. Fleshood served in a variety of management positions at Wintrust Financial Corporation, a financial holding company based in Rosemont, IL from 2005 to 2016, including most recently as Executive Vice President and Chief Risk Officer. Prior to that, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank from 2001 to 2005, and as Vice President and Manager of the Treasury Division from 1992 to 2001.

Gregory A. Gehlmann. Gregory Gehlmann, age 61, has served as Senior Vice President and General Counsel since May 2017. He also serves as Assistant Corporate Secretary. Previously, he served as Chief Bank Counsel & Corporate Secretary of Heritage Oaks Bank, Paso Robles, CA from 2014 to 2017. In 2014, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities of law firms in advising troubled companies. From 2005 to
Proxy Statement 29

2013, he served as General Counsel & Corporate Secretary at First Financial Bancorp, Cincinnati, OH where he also served as Chief Risk Officer from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C.

Judi A. Giem. Judi Giem, age 58, has served as our Senior Vice President and Chief Human Resources Officer since May 2020. Previously, from October 2016 to February 2020, she was Senior Vice President, HR and Talent Management Director at Banner Bank, Walla Walla, WA. Ms. Giem served as an Executive Relationship Manager for Ultimate Software Computer Software from July 2016 to October 2016; and from June 2014 to July 2016, she was Director of Talent Management at Itron, Liberty Lake, WA. Prior to that, Ms. Giem was Vice President, Director of HR Systems and Payroll at Sterling Savings Bank, Spokane, WA (acquired by Umpqua Bank) from 2006 to 2014. Ms. Giem has over 20 years of experience in the human resources field.

Peter G. Wiese. Peter Wiese, age 48, has served as Executive Vice President and Chief Financial Officer since August 2018. From June 2018 to August 2018, he was a consultant to the Bank. Prior to that, he was a partner with the public accounting firm of Crowe LLP from 2011 through April 2018 specializing in the financial services and banking industries. Mr. Wiese has over 20 years of experience in public accounting. Mr. Wiese is a Certified Public Accountant licensed in California.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
TriCo’s executive compensation program is designed to support TriCo’s mission to:
•Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;
•Provide opportunities for TriCo’s employees to achieve unparalleled personal and professional success; and
•Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see “Proposals to be Voted on at the Annual Meeting -- Advisory Vote Concerning Executive Compensation” on page 1). This Compensation Discussion and Analysis contains information that is relevant to your voting decision.

Named Executive Officers
From the executive officers listed on page 29 of this proxy statement, TriCo identified the following individuals as named executive officers for 2022:
•Richard P. Smith, President and Chief Executive Officer
•Peter G. Wiese, Executive Vice President and Chief Financial Officer
•John S. Fleshood, Executive Vice President and Chief Operating Officer
•Craig B. Carney, Executive Vice President and Chief Credit Officer
•Daniel K. Bailey, Executive Vice President and Chief Banking Officer
The Compensation Discussion and Analysis is organized into three sections:
•Section 1 - Executive Summary
•Section 2 - Performance and Pay
•Section 3 - Compensation Process and Decisions

30 TriCo Bancshares

Key Features – Executive Compensation

•Three component compensation structure with focus on pay for performance and emphasis on long-term performance
• Competitive benchmarking against peers
• Double trigger change in control severance
• Executive compensation agreements and plans have 280G carve backs and no tax gross-ups
• No excessive executive perks

Key Features – Compensation Oversight and Governance
•Independent Board oversight of CEO compensation (based on the compensation committee’s recommendations)
• Independent compensation committee oversight of non-CEO executive compensation
• Independent compensation consultant to the compensation committee

Key Features – Risk Management
•No incentive plans encourage excessive risk taking
•Recoupment (or clawback) policy
•Hedging or pledging of TriCo common stock is prohibited. Insiders are prohibited by policy to hedge, sell puts, sell shorts, or pledge our securities

Key Features - Alignment with Shareholder Interests
•Say on Pay vote on an annual basis: Approved by 95.7% of votes cast in 2022; with 95% or higher approval since 2017
•Executive equity ownership guidelines
•50% of equity grants focused on shareholder return (indexed to TSR)
• No repricing of options without shareholder approval

Section 1—Executive Summary
Our Response to Say on Pay Vote
The compensation and management succession committee (which we refer in this section as the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. We are pleased that in 2022, almost 96% of the votes cast (excluding broker non-votes) supported TriCo’s “Say on Pay” proposal. Our Board, the Committee, and our executive team continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year the Committee took the following actions:
•Reengaged Aon’s Human Capital Solutions practice a division of Aon, plc ("Aon'), a leading human resources and executive compensation consulting firm, to perform a review of TriCo’s executive compensation program and make recommendations for enhancements to ensure market competitiveness.
•Reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about TriCo’s compensation program.
•Continued to focus on having a significant percentage of executive pay contingent on performance.
Proxy Statement 31

•Continued the use of performance-based equity awards. Half of the annual equity grants to the chief executive officer and other executive officers consists of performance based RSUs or "PSUs", where the value of the award upon vesting is based upon total shareholder return (TSR) relative to the KBW Nasdaq Regional Banking Index (KRX). TriCo has maintained the same PSU program design and extended it further into the organization. During 2022, the Committee reviewed the mix of PSUs and RSUs for the fixed number of shares that vest over time and continues to believe that the 50%/50% split is a reasonable mix for the retention and incentive elements and serves to align our executives with shareholders. The Committee annually revisits the program design, metrics considered, and weighting before issuing new grants to continuing executives but does not expect the weighting of performance-based equity for awards for executives to be less than 50% in future years.
•TriCo has maintained stock ownership guidelines since 2012. No changes were recommended for 2022.
Further, we believe TriCo’s compensation program structure and committee decisions during this period reflect a strong pay-for-performance commitment.

Financial Highlights
In 2022, TriCo accomplished the following:
•Reported record earnings of $125.4 million for 2022 compared to $117.7 million in 2021.
• Increased net revenues by $73.8 million or 22.0% to $409.0 million, from $335.2 million.
•The efficiency ratio at the year ended December 31, 2022, was 53.0% compared to 53.2% at December 31, 2021. TriCo remained focused on improving operational leverage while continuing to invest in service delivery and enhanced capabilities for our employees and our customers.
•TriCo paid $1.10 per share in cash dividends in 2022 compared to $1.00 per share in 2021, and capital ratios remained well above regulatory minimums to be considered “well-capitalized.”
•Significant organic growth of loans and successful deployment of available liquidity.
•Completed the merger with Valley Republic Bancorp and successfully integrated its personnel, clients and operations.
•Continued to improve on the ratio of past due loans and non-performing loans as a percent of total loans while ensuring that the allowance for credit losses was appropriate funded, in light of future economic uncertainties.

Summary of 2022 Compensation Decisions:
Despite the continuing unprecedented challenges presented in 2022, the Company delivered a year of solid performance and growth, all while navigating difficult business and operating conditions. Despite these challenges, we maintained our core compensation strategy and objectives, including pay for performance, appropriate risk management and talent retention. As further explained in this Compensation Discussion & Analysis, our key areas of compensation focus during 2022 were:
•Maintaining our core executive compensation program which emphasizes pay for performance, particularly long-term performance; and
•Reducing future benefits expenses associated with legacy supplemental employee retirement plans.
•Continuing to focus on risk management.
•Specifically:
◦After a number of years of little or no increases in base salaries, the named executive officers received base salary increases in 2022 ranging from 4.2% to 18.2%.
◦After evaluating the Company's outstanding performance in 2022, the Committee determined to pay incentive payments at approximately two times target to all named executive officers. Based on the performance of the company, Mr. Smith received a bonus of 140% of base salary and the other named officers received bonuses equal to 110% of base salary.
32 TriCo Bancshares

As we continue navigating the challenges that have carried into 2023, we will adjust, as needed, our executive compensation strategy and approach to continue to effectively drive the Company’s sustainable, long-term growth and strategy.
Section 2— Performance and Pay
TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board of Directors.
TriCo believes that growth in diluted earnings per share and a continued focus on maintaining a strong balance sheet are key factors in maximizing return to our shareholders.
In 2022, TriCo achieved the following results, compared with prior periods:

Financial Metrics ($ in ‘000)	12/31/22	12/31/21
Net income per diluted share	$3.83	$3.94
Non-performing assets to total assets ratio	0.25%	0.38%
Loans, net of allowance at FYE	$6,344,767	$4,831,248
Deposits at FYE	$8,329,013	$7,367,159
Dividends declared per share	$1.10	$1.00
Total risk-based capital ratio	14.2%	15.4%
Pre-tax pre-provision return on average assets	1.97%	1.91%
Net interest margin	3.88%	3.58%
The following graph shows TriCo’s total shareholder return, or TSR, compared with the KBW Nasdaq Regional Banking Index over the past five years. The KBW Nasdaq Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm focused on the financial services sector.

	Period Ending
Index	12/31/2017	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022
TriCo Bancshares	100.00	90.91	112.14	99.99	124.53	151.38
KBW NASDAQ Regional Banking Index	100.00	79.75	96.00	84.39	112.40	101.78
Proxy Statement 33

As the chart indicates, the total shareholder return to TriCo investors was approximately 51% over the five years ended December 31, 2022. TriCo exceeded the KBW Nasdaq Regional Banking Index which returned approximately 2% during this five-year period.

Section 3—Compensation Process and Decisions
Compensation Philosophy
TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.

The underlying philosophy behind TriCo’s compensation program is straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.

Role of the Compensation and Management Succession Committee
The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s President and Chief Executive Officer, and evaluate the compensation of TriCo’s other executive officers. Each component of compensation for TriCo’s executives is generally administered under the direction of the Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits in totality are competitive and reasonable. In determining each level of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.

Peer Group
The Committee routinely benchmarks and compares our compensation and performance against selected peer companies. It utilizes this information as a reference for setting pay and making pay decisions. The Committee, with its compensation consultant and management, conducts a review of the composition of the Company's peer group at least every two years to take into account such factors as asset growth and merger and acquisition activity. In its determination, the Committee considers a variety of factors and characteristics including, among other things, geography, market capitalization, asset size, credit quality, capital, performance on financial and market-based measures, and the extent they compete with our business, as well as for talent.

Based on the growth of the Company to nearly $10 billion in assets in early 2022, Aon recommended the Company take a different approach for 2022 to better reflect the general practices of mid-sized banks regarding peer groups and to reflect the decreasing number of comparable peers in California and the Western United States. More specifically, Aon recommended a peer group comprised of 20 peers to be used for 2022 compensation decisions. Furthermore, it was recommended that the peer group also include institutions outside the confines of the Western United States that had been utilized for the identification of peers in past years. After Aon produced an initial group, management worked in a collaborative process with Aon to reach the recommended peers. Certain initial peers were removed due to business model or ownership structure.

In February 2022, the Committee re-evaluated the 2021 peer group in light of Aon’s recommendations. Based on its review, in consultation with Aon, the Committee determined the peer group for 2022 executive compensation decisions to be as follows:
•Independent Bank Group Inc. (IBTX)
•Hope Bancorp, Inc. (HOPE)
•CVB Financial Corp. (CVBF)
•Banner Corp. (BANR)
•First Financial Bancorp. (FFBC)
•First Merchants Corp. (FRME)
•Sandy Spring Bancorp (SASR)
•First Busey Corp. (BUSE)
34 TriCo Bancshares

•Enterprise Financial Services (EFSC)
•First Financial Bankshares (FFIN)
•NBT Bancorp Inc. (NBTB)
•BancFirst Corp. (BANF)
•Seacoast Banking Corp. of FL (SBCF)
•First Foundation Inc. (FFWM)
•Banc of California Inc. (BANC)
•Vertex Holdings Inc. (VBTX)
•HomeStreet Inc. (HMST)
•Luther Burbank Corp. (LBC)
•Southside Bancshares Inc. (SBSI)
•National Bank Holdings Corp. (NBHC)

This 2022 peer group consisted of 20 financial institutions with total assets of between $7.1 billion and $18.9 billion as of September 30, 2021. The median asset size of the 2022 peer group was $11.6 billion at September 31, 2021, with TriCo at the 27th percentile (with $8.5 billion in assets). TricCo was in the mid- to top-quartile with respect to many of the various performance measures. Finally, the peer group was then re-examined to reflect acquisition growth since September 30, 2021 to ensure peers remained relevant with respect to expected asset size and other factors.

The Committee does not solely rely on comparative data from the peer group. Such comparative data provides helpful market information about our peer companies as a reference, but the Committee does not target any specific positioning or percentile, nor does it use a formulaic approach, in determining executive pay levels. The committee may refer to other banks or financial companies outside of the peer group for additional benchmarking information. It also utilizes other resources, including published compensation surveys and other available proxy and compensation data. All such comparative peer data and supplemental resources are considered, along with the Company’s pay for performance and internal parity objectives within the leadership team. All applicable information is reviewed and considered in aggregate, and the Committee does not place any particular weighting on any one factor.
Role of the Compensation Consultant
To assist in its efforts to meet the objectives outlined above for 2022, the Committee retained Aon to provide general executive compensation consulting services to the Committee and to support management’s need for advice and counsel. The Committee’s charter authorizes the Committee to retain or terminate consultants and to engage other advisors.

The independent compensation consultant reports directly to the Committee but typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Committee. In addition, the Committee has the ability to meet with its consultant in executive sessions as the Committee may request from time to time. The consultant provides data regarding market practices and works with management and the Committee to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

During 2022, Aon/McLagan also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, and actuarial services and related disclosure requirements. Services provided to management and not the Committee were approved by management and not the Committee. The fees associated with the services provided to management were not considered to be meaningful.

Upon consideration of factors pursuant to Nasdaq compensation advisor independence rules, the Committee has concluded that no conflict of interest exists that would prevent Aon from independently representing the Committee. The Committee’s conclusion was based on the following factors:

•Executive compensation consulting services provided to the Committee and other consulting services provided to management were performed by separate and distinct divisions of Aon;
•The Committee’s decision to engage Aon was independent of management’s engagement of Aon;
•Total fees paid in 2022 to Aon were not material in the context of total revenues disclosed in Aon’s most recent annual report;
•Aon has adopted and disclosed to the Committee its executive compensation consulting protocols for client engagements and the Committee believes these protocols provide reasonable indications that conflicts of interest will not arise;
•Aon reports directly to the Committee chair on executive compensation matters;
Proxy Statement 35

•The Committee members and executive officers of the Company have no business or personal relationship with Aon; and
•The Committee, in its discretion, determines whether to retain or terminate Aon.

Executive Compensation Program Components - The Committee’s Process for Establishing 2022 Target Compensation
The Compensation Committee takes a holistic approach to establishing the total compensation package for its executives and each element of compensation is interdependent on the other elements. Applying the Company's core values and drawing upon the principles and philosophy discussed earlier, the Compensation Committee utilizes these elements of compensation as building blocks to construct a complete compensation package for each executive that appropriately satisfies the core design criteria of pay for performance, alignment with shareholder interests, market competitiveness, proper governance and compliance with all legal and regulatory guidelines.

The mix and relative weighting of each compensation element reflect the competitive market and the Company's compensation philosophy. The mix of pay may be adjusted from time to time to best support our immediate or longer-term objectives, changes in executive responsibility, and internal consistency.

While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits within a competitive range of the pay practices of TriCo’s peers and competitors. Furthermore, surveys prepared by management with the assistance of Aon are also used periodically to assess whether TriCo is maintaining its labor market competitiveness. These surveys compare TriCo’s compensation programs to the compensation programs of similarly sized bank holding companies primarily located in the Western United States, but primarily California.

The Committee used this market data with the CEO’s evaluation of performance and compensation recommendations for the other executive officers and then applied its judgment and experience to set executive officer target compensation. As discussed earlier, while the Committee does consider peer group compensation information (including median compensation) when setting executive compensation, it does not believe it appropriate to establish compensation amounts based solely on this data. The Committee believes that compensation decisions are multi-dimensional and require consideration of additional factors, including market competition for the position and the executive’s:

•experience, performance, and contributions;
•long-term potential; and
•leadership.

In addition, to determine CEO pay, the Board formalized its annual performance evaluation process. Such performance evaluation consists of the Board reviewing key strategic and leadership behaviors and providing feedback directly to Mr. Smith regarding his performance and the performance of the Company.

Target compensation for each NEO is a mix of short-term (cash) and long-term (stock) incentives. A substantial portion of this mix is at risk and varies based on the performance of the Company, including the creation of long-term shareholder value. The emphasis on compensation elements related to performance is specifically intended to affect the actual level of compensation realized versus target.

The compensation program for TriCo’s executives consists of three fundamental components:
•base salary,
•annual performance-based incentive compensation consisting of a cash bonus, and
•long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and to promote retention.

36 TriCo Bancshares

The mix of compensation awarded in 2022 to our NEOs reflects our compensation philosophy. A significant percentage of total compensation is allocated to incentives, based on TriCo’s philosophy of emphasizing long-term, performance-based pay. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. However, consistent with its focus on long-term, performance-based pay, in 2022 the Committee continued its focus on placing greater emphasis on pay at risk, including short term bonuses and equity as a percentage of total executive compensation. Based on the summary compensation table on page 46, compensation for the Chief Executive Officer and the other named executive officers for the years indicated was allocated as follows (excluding the change in pension value and nonqualified deferred compensation earnings):

	CEO Target Mix of Total Compensation (1)
	2022	2021	2020
Base salary	37%	38%	38%
Target short-term incentives (annual incentive bonuses)(2)	26%	24%	23%
Long-term incentives (equity awards)	34%	36%	34%
Benefits (perks)(3)	3%	2%	5%
Total	100%	100%	100%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “- Nonqualified Deferred Compensation”.
(2)For 2021, the annual short-term incentive bonus had a portion (40%) paid out in one-year time vested RSUs.
(3)For 2020, also includes $65,405 due to the one-time buyout of the CEO’s accrued vacation. See “Elimination of Vacation Accrual” on page 42.
Proxy Statement 37

	Other NEOs Average Target Mix of Total Compensation (1)
	2022	2021	2020 (3)
Base salaries	43%	44%	46%
Target short-term incentives (annual incentive bonuses)	24%	21%	22%
Long-term incentives (equity awards)	30%	32%	25%
Benefits (perks)(2)	3%	3%	7%
Total	100%	100%	100%

(1)The chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “Nonqualified Deferred Compensation”.
(2)For 2021, the annual short-term incentive bonus had a portion (an average of 39.3%) paid out in one-year time vested RSUs.
(3)For 2020, also includes an aggregate of $154,350 one-time payments to the other named executive officers due to the buyout of the named executive officer’s accrued vacation. See “- Elimination of Vacation Accrual” on page 42.

Base Salaries
The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer banks and bank holding companies. The Committee also takes into consideration the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.
Based upon guidance provided by Aon through its peer proxy data analysis and additional information captured through a variety of sources, including Aon/McLagan and the California Banker's Association, TriCo believes that it compensates its executives equitably when compared to competitive companies in its peer group.

Chief Executive Officer Base Salary
After reviewing market pay data, taking into consideration the tenure of Mr. Smith, the lack of any increase in his base salary since 2019, and his total compensation package, the Committee determined to increase Mr. Smith’s base salary (effective March 28, 2022) as follows:

Name	2022 Base Salary	2021 Base Salary	Change 2021 to 2022 (%)	2021 Base Salary	2020 Base Salary	Change 2020 to 2021 (%)
Rick Smith	$975,000	$825,000	18.2%	$825,000	$825,000	0%

Other Named Executive Officers Base Salary
With regard to the other named executive's base salaries, the Committee reviewed market pay data as well as the fact that three of the four other named executive’s had not received base pay increases since 2019; and based on each executive's total compensation package, it was determined that the following market adjustments would be made in 2022 (effective March 28, 2022) as follows:.

Name	2022 Base Salary	2021 Base Salary	Change 2021 to 2022 (%)	2021 Base Salary	2020 Base Salary	Change 2020 to 2021 (%)
Peter Wiese	$500,000	$480,000	4.2%	$480,000	$480,000	0%
John Fleshood	$470,000	$450,000	4.4%	$450,000	$428,480	5%
Craig Carney	$420,000	$400,000	5.0%	$400,000	$400,000	0%
Dan Bailey	$445,000	$400,000	11.3%	$400,000	$400,000	0%
38 TriCo Bancshares

Annual Incentive Bonuses
It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with TriCo’s philosophy of rewarding executives for TriCo’s performance. The Committee also takes into consideration the impact of changes in cash compensation on the expected future cost of supplemental retirement plans.
Faced with an extraordinary macroeconomic environment, the Committee believes TriCo performed well and delivered a year of strong strategic execution, business growth and financial performance. For further details about our 2022 business and financial performance, see “Financial Highlights”, “Other Highlights”, and “Section 2— Performance and Pay” in this Proxy Statement.

Chief Executive Officer Incentive Compensation
Mr. Smith was eligible to receive an annual incentive bonus if certain corporate goals were achieved. The goals included measurements for performance to budget and the previous year’s actual results, including, asset growth, loan quality, loan growth, deposit growth, net interest income, efficiency ratio, capital management, the Bank's compliance with rules and regulations, and Bank safety and soundness. The Committee retains discretion regarding the determinations as to whether TriCo reached these goals and how they are weighted. The target cash incentive opportunity as a percentage of base salary for Mr. Smith was increased for 2022 as follows:

Name	Target 2022	Target 2021	Target 2020
Richard Smith	70%	60%	60%

The Committee determined to increase Mr. Smith’s target for 2022 based on its review of total compensation in relation to peers and Mr. Smith’s tenure. The award opportunity was determined in part based on the compensation study used to help determine 2022 executive compensation.

In February 2023, the Committee compared the Company’s 2022 performance to its budget and the previous year’s (2021) actual results, including earnings, asset growth, loan and deposit growth, loan quality, net interest income, and efficiency ratio. The results exceeded those of 2021. The Committee exercised discretion in determining which of the 2022 corporate goals and performance metrics were considered and how they were weighted. Further, in evaluating non-numerical achievements such as the CEO's leadership in growing the company during continued uncertain economic times (including completion of the Valley Republic Bancorp merger), his leadership and guidance in an increasing rate environment, and his oversight of risk management, capital management, and regulatory compliance. The Committee exercised its best judgment, which involved an immeasurable degree of discretion in the absence of specific numeric goals. Notwithstanding the difficult economic environment and lingering effects of the COVID 19 pandemic, the Committee determined that TriCo had provided significant shareholder value and met or exceeded its corporate financial goals/metrics for 2022 - including record net income. Furthermore, the Committee determined that TriCo exceeded all of the other non-numerical goals despite the time expended on successfully completing and integrating a merger transaction. Based on these factors, in February 2022 the Committee determined Mr. Smith's 2x target bonus payout as follows:

Name	Bonus Payout	% of 2022 Base Salary
Richard Smith	$1,365,000	140%

Other Named Executive Officers Incentive Compensation
The Committee also provides incentive compensation to TriCo’s other executives in the form of an annual cash bonus based on a target percentage of base salary. The target cash incentive opportunities as a percentage of base salary for 2022 for each of
Proxy Statement 39

the named executive officers remained the same as 2021 for Messrs. Wiese and Fleshood and were increased for Messrs. Carney and Bailey as follows:

Name	Target 2022	Target 2021	Target 2020
Peter Wiese	55%	55%	55%
John Fleshood	55%	55%	55%
Craig Carney	55%	40%	40%
Daniel Bailey	55%	40%	40%

The Committee determined to keep the targets for 2022 the same as 2021 for Messrs. Wiese and Fleshood but increased the targets for Messrs. Carney and Bailey from 40% to 55% based on its review of total compensation in relation to peers and tenure of these executives. The award opportunity was determined in part based on the compensation study used to help determine 2022 executive compensation.

For 2022, the Committee determined that the incentive bonus compensation for TriCo’s other named executive officers would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. In February 2023, the Committee compared the Company’s 2022 performance to its budget and the previous year’s (2021) actual results, including record net income, asset growth, loan and deposit growth, loan quality, net interest income, and efficiency ratio. The 2022 results exceeded those of 2021. Furthermore, the Committee exercised discretion in determining which of the 2022 corporate goals and performance metrics were considered and how they were weighted. In addition, other discretionary and qualitative criteria were also considered including, but not limited to, management’s efforts to mitigate risks due to the lingering pandemic, regulatory compliance, and successful execution and integration of the Valley Republic merger.

The Committee reviewed TriCo’s 2022 financial performance, took into consideration the factors set forth above, and determined that payouts at approximately 2x target for the named executive officers would be as follows:

Name	Bonus Payout	% of 2022 Base Salary
Peter Wiese	$550,000	110%
John Fleshood	$517,000	110%
Craig Carney	$462,000	110%
Daniel Bailey	$489,500	110%

Equity Compensation
The Committee provides long-term incentive compensation to TriCo’s executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with TriCo’s compensation philosophy, the use of equity compensation is intended to provide incentives to TriCo’s executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Because the value of awards under TriCo’s equity incentive plan bear a direct relationship to TriCo’s stock price, the Committee believes that equity awards are an effective long-term incentive to create value for shareholders and appropriately align the interests of TriCo’s executives with the interests of TriCo’s shareholders. Equity awards also serves as a long-term retention incentive for TriCo’s executives because equity awards are generally subject to vesting schedules of three to four years.

Equity awards to the CEO and named executive officers are approved by the Committee at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. In 2022 the Committee decisions on equity award grant values to be awarded to TriCo executives coincided with the time of merit reviews.

40 TriCo Bancshares

The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee annually based on a review of comparable practices at the Company's peers as well as a subjective evaluation of factors, including the following:
•the perceived incentive that the grant will provide,
•the executive’s prior performance and level of responsibility,
•the benefit that the grant may have on long-term shareholder value, and
•the value of the equity award at the time of grant.

The Committee views the grant of equity awards as both an incentive vehicle and a retention device and therefore, also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.

The equity grant strategy for the chief executive officer and other named executive officers is to utilize a 50%/50% mix of time-based RSUs and performance-based PSUs. The Committee believes that this stock grant strategy consisting of a 50%/50% mix of time-based RSUs and performance-based PSUs better aligns the interests of shareholders and employees and as an attraction and retention tool as compared to grants of stock options. This policy also applies to certain key employees who received equity awards in order to better align compensation incentives to increasing shareholder value. RSUs granted in 2022 vest annually over three years. The PSUs cliff vest in three years; however, the actual number of PSUs earned upon vesting is dependent upon the total shareholder return, or “TSR,” for TriCo common stock over a three-year performance period beginning on the date of grant relative to the KBW Nasdaq Regional Banking Index. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The payout schedule is defined as follows:

	TCBK TSR vs. KBW TSR	Payout Percentage
Maximum	+25% or more	150%
	Every +1%	+2% Payout
Target	Equal	100%
	Every -1%	-2% Payout
Threshold	-25%	50%
Minimum	Less than -25%	0%
TSR is defined as the change in the market value of a share of TriCo common stock, including reinvested dividends. The beginning and ending stock prices used to determine the change are based on the average stock price over a period of 30-trading days at the beginning and end of the performance period.

The three-year performance period for the PSUs granted in 2019 ended on June 25, 2022. TriCo’s TSR for the three-year period was 24.8% while the KBW Nasdaq Regional Banking Index was 13.8%. The additional 11.0% TSR performance generated by the Company (TCBK) as compared to the KBW index (KRX) resulted in a payout percentage of 122% under the terms of the PSUs.

In August 2022, the Committee, based in part on its review of peer data as well as its decisions with respect to other components of compensation (increases in base compensation and target incentive payout), determined to grant Mr. Smith equity awards at 90% of his 2022 base salary (compared to 95% in 2021), with the grant value split evenly between RSUs and PSUs. Similarly, the other named executives had slight decreases or no increases in their equity award grants as a percentage of base salary as follows:
Proxy Statement 41

Name	Percent of Base 2022	Percent of Base 2021
Rick Smith	90%	95%
Peter Wiese	75%	80%
John Fleshood	75%	80%
Craig Carney	65%	65%
Daniel Bailey	65%	65%

Grant date price for awards was measured using the 30-day average trading date closing price of the Company's common stock following the Committee's determination to grant shares. See “Grants of Plan-Based Awards for 2022” on page 49 for stock grants made by the Committee to the named executive officers in October 2022.

Elimination of Vacation Accrual
Effective January 1, 2021, the members of the executive team are no longer eligible to earn and accrue paid vacation leave under the Company’s vacation policy. Executives are allowed time off from time to time for the purpose of rest and relaxation, with salary continuation, consistent with the duties and responsibilities of the executive’s position. Time off for this purpose is not considered a deferral of wages or compensation. Any such time off is not considered a leave of absence from work. Any leave of absence taken in accordance with law is governed by the Company’s applicable leave policy.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities.

No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of company shares. TriCo’s Stock Ownership Guidelines encourages executive officers to accumulate a meaningful position in TriCo common stock. The stock ownership guidelines are based on a multiple of base salary for the executive officers, as noted below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice President	1.5

Directors	Minimum Ownership (multiple of director compensation)
Outside Director	3.0

42 TriCo Bancshares

Under these guidelines, share ownership is determined from the totals reported on Table 1 of the executive’s or director’s SEC Form 4, and includes unvested restricted stock awards (RSUs and PSUs) and shares in which beneficial ownership is disclaimed. In addition, outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). New executives are permitted five years to achieve the minimum ownership amounts. Executives must retain not less than 50% of any vested stock awards (after-tax) until in full compliance. The nominating and corporate governance committee annually reviews the executive's compliance with the guidelines and has determined that all covered executive officers satisfy the stock ownership guidelines. For a discussion of director compliance with these guidelines, see "Stock Ownership Guidelines on page 42.

Other Elements of Compensation and Perquisites
In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to its named executive officers, including Mr. Smith, the following benefits and perquisites:

Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” for three of the named executive officers which provides them with benefits upon their retirement, death, or upon the termination of employment within 24 months of a change of control. In recent years, the Company has not offered such plans to new executive officers; therefore Messrs. Wiese and Fleshood are not participants.

Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our named executive officers the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to their accounts. See "Compensation of Named Executive Officers - Nonqualified Deferred Compensation" on page 53.

Employment and Change of Control Agreements. TriCo has entered into an employment agreement with the CEO described beginning on page 54 and change of control agreements described on page 54 with its other named executive officers who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the challenges and uncertainty that a tender offer or merger can cause. Such continuity in leadership benefits both TriCo’s shareholders and employees and, ultimately, a company that would acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as to protect shareholders’ interests. The agreements provide for a “double trigger” in the event of a change in control. A change of control could also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”

ESOP Contributions. TriCo makes annual contributions to each executive’s account under TriCo’s employee stock ownership plan, in which all eligible employees participate. See “Compensation of Named Executive Officers—ESOP.”

Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described in “Compensation of Named Executive Officers—401(k).”

Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.

Proxy Statement 43

Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available. Currently, we provide all employees, including executives, with group life insurance equal to up to three (3) times base salary; capped at $500,000.

Long Term Care Agreements. In 2003 we entered into long-term care agreements with all eligible directors and executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and were amortized by TriCo over five years. Under certain conditions, the long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. Mr. Carney is a participant under such agreement.

Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 46. Although TriCo may allow its executive officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse the Company for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.

Clawbacks. The Sarbanes-Oxley Act of 2002 includes a clawback provision, Section 304, which generally requires our CEO and CFO to disgorge bonuses, other incentive or equity-based compensation, and profits on sales of Company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws. In addition, our 2019 Equity Plan includes a clawback provision.

Analysis of Employee Compensation Plan Risks
The Committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The Committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the Company’s reported earnings.

The Committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

Role of Tax Requirements
Section 162(m) of the Internal Revenue Code (“Code”) generally places a $1.0 million limit on the amount of compensation a company can deduct in any one year for any "covered employees". Prior to the adoption of the Tax Cuts and Jobs Act (the "TCJA") in 2017, the Code provided an exception to this limit for compensation constituting "qualified performance-based compensation." Except with respect to certain arrangements in place on November 2, 2017, the TCJA repealed this exclusion, and therefore compensation paid to any "covered employees" in excess of $1.0 million generally will no longer be deductible. Prior to the TCJA, the Committee considered, among other things, the impact of the exclusion for "qualified performance-based compensation” when developing and implementing our executive compensation program.
While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m). The Committee expects it will grant awards and provide for compensation that will not be deductible under Section
44 TriCo Bancshares

162(m) when it believes that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Committee also intends to continue to provide performance-based compensation, consistent with the Company’s pay-for-performance philosophy. For 2022, approximately $1.6 million of executive pay was not deductible under the TCJA.

The employment agreement with our CEO and change in control agreements with our named executive officers provide that, if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being nondeductible under Section 280G or subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that, if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

Summary
The Committee believes that TriCo’s philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for TriCo’s executive officers has been competitive and comparable to the compensation received by executive officers of banks with similar sized and operational complexity located in the Western United States. In addition, TriCo’s executive compensation philosophy and programs support TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:
The Compensation and Management Succession Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted:

Martin A. Mariani (Chair)
John S. A. Hasbrook
Kimberley H. Vogel

The foregoing Report of the Compensation and Management Succession Committee shall not be deemed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Proxy Statement 45

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table
The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, and (iii) the three other most highly compensated executive officers who were serving as executive officers at the end of 2022. We refer to these five executives as the "named executive officers."

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensa-tion ($)	Change in pension value and nonquali-fied deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)
Richard Smith, President - Chief Executive Officer	2022	934,615	—	867,813	—	1,365,000	14,658	61,813	3,243,899
	2021	825,000	—	731,456	—	825,000	14,856	45,292	2,441,604
	2020	825,000	—	736,482	—	495,000	667,023	109,859	2,833,364
Peter Wiese, Executive Vice President — Chief Financial Officer	2022	494,615	550,000	370,878	—	—	—	19,110	1,434,603
	2021	480,000	456,000	358,347	—	—	—	17,850	1,312,197
	2020	480,000	264,000	357,075	—	—	—	65,746	1,166,821
John Fleshood, Executive Vice President — Chief Operating Officer	2022	464,615	517,000	348,621	—	—	—	33,766	1,364,002
	2021	444,206	427,500	335,945	—	—	—	22,623	1,230,274
	2020	428,480	235,400	318,413	—	—	—	70,874	1,053,167
Craig Carney, Executive Vice President — Chief Credit Officer	2022	414,615	462,000	270,031	—	—	17,641	33,445	1,197,732
	2021	400,000	300,000	242,690	—	—	18,738	35,229	996,657
	2020	400,000	160,000	218,233	—	—	507,097	61,487	1,346,817
Daniel Bailey, Executive Vice President — Chief Banking Officer	2022	432,885	489,500	286,100	—	—	—	33,903	1,242,388
	2021	400,000	300,000	242,690	—	—	—	31,290	973,980
	2020	400,000	160,000	218,233	—	—	1,039,475	61,572	1,879,280

(1)    Reflects cash paid in salary to the named executive officers during the year presented.
(2)    Reflects cash bonuses earned for performance in the year indicated but paid in the following year. For 2021, a portion of the bonus was paid in RSUs which vest one year from the date of grant as follows:

	Cash ($)	RSUs* ($)	Total ($)
Richard Smith	495,000	330,000	825,000
Peter Wiese	300,000	156,000	456,000
John Fleshood	300,000	127,500	427,500
Craig Carney	160,000	140,000	300,000
Daniel Bailey	160,000	140,000	300,000
*Grant value for the RSUs was measured using the 30-day average trading date closing price of $44.15 per share as of February 23, 2022.
(3)    Includes RSUs and PSUs during the year shown. Our accounting for employee stock-based incentives granted during the years ended December 31, 2022, 2021, and 2020, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, Stock Compensation is described in Note 17—Stock Options and Other Equity-Based Incentive Instruments” to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023 (generally multiplying the number of time-based restricted share units granted by the Nasdaq closing price per share on the grant date and number of PSUs granted by the fair value determined by a Monte Carlo simulation). These amounts do not reflect the actual value that may be realized by the named executive officers. Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2022 for awards granted in previous years, see the table “Option Exercises and Stock Awards Vested During 2022” in this proxy statement. See also
46 TriCo Bancshares

“Outstanding Equity Awards at 2022 Fiscal Year End.” PSU value reflects a target payout. For potential maximum payout for PSUs granted in 2022, see "Grants of Plan-Based Awards for 2022". PSU payout reflects target payout. At maximum payout under the PSUs, the total value (utilizing the stock price on the grant date) of 2022 stock awards, for Messrs. Smith, Wiese, Fleshood, Carney, and Bailey using the grant date value would be $712,528, $304,513, $286,239, $221,712, and $234,906, respectively.
(4)    Reflects the sum of the change in the actuarial value of the executive’s supplemental retirement plan account described on page 52 and any above-market interest earned under the deferred compensation plan described herein, if any, and not cash payments received during the year. The actuarial change in the present value of the executive’s supplemental retirement plan account is determined using interest rate and mortality rate assumptions consistent with those described in TriCo’s financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested. For 2022 and 2021, these actuarial present value changes were $0 for Messrs. Smith, Carney and Bailey. The significant actuarial changes for Messrs. Smith, Carney and Bailey from in 2020 were due to an increase in the three-year average of cash compensation earned coupled with a decrease in discount rates used in the calculations to determine value. Above-market interest earned on the deferred compensation accounts during 2022 was $14,658 for Mr. Smith and $17,641 for Mr. Carney.
(5)    Reflects the incremental cost to TriCo of other compensation indicated in the following table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club memberships ($)	ESOP contributions ($) (C)	401(k) matching contributions ($) (D)	Other Compensation ($) (E)	Total perquisites, other personal benefits and other compensation ($)
Smith	2022	18,836	29,091	1,686	12,200	—	—	61,813
	2021	5,525	21,931	5,390	11,600	—	847	45,293
	2020	7,750	19,822	4,883	11,400	—	66,004	109,859
Wiese	2022	—	810	—	12,200	6,100	—	19,110
	2021	—	450	—	11,600	5,800	—	17,850
	2020	—	450	—	11,400	5,700	48,196	65,746
Fleshood	2022	6,000	3,564	12,002	12,200	—	—	33,766
	2021	6,000	450	4,573	11,600	—	—	22,623
	2020	6,000	450	5,403	11,400	—	47,621	70,874
Carney	2022	6,000	7,764	1,381	12,200	6,100	—	33,445
	2021	6,000	4,493	7,336	11,600	5,800	—	35,229
	2020	6,000	4,446	3,768	11,400	5,700	30,173	61,487
Bailey	2022	12,000	1,242	2,361	12,200	6,100	—	33,903
	2021	12,000	450	1,440	11,600	5,800	—	31,290
	2020	12,000	450	2,990	11,400	5,700	29,032	61,572

(A)    Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B)    Reflects the incremental amount of life insurance benefits provided named executive officer. TriCo provides all full-time employees, including the named executive officers, with life insurance benefits paying lesser of three (3) times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For Messrs. Smith and Carney, also includes split-dollar life insurance.
(C)    Reflects contributions allocated by TriCo to an executive’s ESOP account.
(D)    See “- 401(k) for a discussion of the Company’s 401(k) plan and matching contributions.
(E) Includes personal airplane use, and expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions. Of the amounts included for 2020, $65,405, $48,196 $47,153, $30,173, and $28,827 was attributable to the buyout of accrued vacation from Messrs. Smith, Wiese, Fleshood, Carney, and Bailey, respectively.

Short-Term Incentives
Each year the Board sets target bonus compensation for our chief executive officer and other named executive officers based on specific goals. See “Compensation Discussion and Analysis--Annual Incentive Bonuses” for a more detailed discussion. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

Proxy Statement 47

ESOP
We have an employee stock ownership plan and trust for all employees age 18 and over who complete at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of eligible compensation in the year of allocation. In general, benefits become vested after six years. Subject to certain statutory limits, historically the Company has made annual discretionary ESOP contributions equal to 4% of a participant's qualifying eligible compensation.

401(k)
We have a 401(k) plan for all employees age 18 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals. TriCo provides a 50% match on employee deferrals up to 4% for qualifying employees. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds. Generally, distributions are triggered by a participant’s retirement, disability, death or other separation from employment.

2019 Equity Incentive Plan (the “2019 Plan”)
General. We adopted our 2019 Equity Incentive Plan (“2019 Plan”) with shareholder approval in 2019. The 2019 Plan initially reserved a total of 1,500,000 shares for issuance. As of the voting record date, there were 117,893 unvested RSUs and 114,481 unvested PSUs outstanding under the 2019 Plan.

Awards. The 2019 Plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights (“Awards”) to eligible participants, which may include executives, employees and non-employee directors. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors.

Best Practices. The 2019 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:
•No dividends or dividend equivalents paid on unvested awards
•Includes a clawback provision for executives
•Awards are subject to our anti-hedging policy
•Discounted awards and award repricing are prohibited
•No "evergreen" or liberal share recycling provisions. The 2019 Plan authorizes a fixed number of shares available for grant. Shares tendered by a participant or withheld by TriCo for the payment of the exercise price or consideration required to be paid, or to satisfy any tax withholding obligations, with respect to an award are not available for future awards.
•Minimum vesting requirements. Each award tendered under the 2019 Plan generally will be subject to a minimum vesting period of one year, subject to certain exceptions. During each of the years in the three-year period ended December 31, 2022, long-term equity award grants to executives had a vesting period of not less than three years.
•Minimum holding periods. The 2019 Plan imposes a 12-month holding on one-half of the shares received upon vesting or exercise of an award, consistent with the goal of aligning the interests of employees with those of TriCo shareholders.

2009 Equity Incentive Plan
In 2009, we adopted, and our shareholders approved, our 2009 equity incentive plan. In 2013, our shareholders approved an amendment increasing the number of authorized shares from 650,000 to 1,650,000. The 2009 plan expired on March 26,
48 TriCo Bancshares

2019. No new awards can be granted under the plan. As of the voting record date, there were 11,500 options outstanding (all of which were fully vested), and no unvested RSUs or PSUs outstanding under the 2009 plan.

Grants of Plan-Based Awards for 2022
TriCo issued RSUs and PSUs to the named executive officers in 2022. TriCo did not issue any stock options to the named executive officers in 2022. The following table presents information concerning plan-based awards granted to each named executive officer in 2022:

Name	Grant Date							All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock award ($)
		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Richard Smith	10/21/22							9,397 (2)	475,018 (3)
	10/21/22				4,699	9,397	14,096		392,795 (4)
Peter Wiese	10/21/22							4,016 (2)	203,009 (3)
	10/21/22				2,008	4,016	6,024		167,869 (4)
John Fleshood	10/21/22							3,775 (2)	190,826 (3)
	10/21/22				1,888	3,775	5,663		157,795 (4)
Craig Carney	10/21/22							2,924 (2)	147,808 (3)
	10/21/22				1,462	2,924	4,386		122,223 (4)
Daniel Bailey	10/21/22							3,098 (2)	156,604 (3)
	10/21/22				1,549	3,098	4,647		129,496 (4)

(1)    Reflects PSUs awarded under our 2019 equity incentive plan. PSUs will vest with respect to between 0% and 150% of the target number of shares, on the third anniversary of the grant date, based on TriCo’s total shareholder return relative to the KBW Regional Banking Index.
(2)    Reflects RSUs awarded under our 2019 equity incentive plan. The RSUs vest in equal annual installments on each of the first three anniversaries of the grant date. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(3)    The fair value for each RSU is equal to closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $50.55 per share.
(4)    The estimated fair values of the PSUs were determined using a per share price of $41.80, which was determined using a Monte-Carlo simulation process of future stock prices of TriCo common stock and the KBW Regional Banking Index in accordance with FASB ASC topic 718, Stock Compensation is described in Note 17 - Stock Options and Other Equity-Based Incentive Instruments" to the Company's consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023.

Proxy Statement 49

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table presents information for all equity awards held by the named executive officer as of December 31, 2022.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)(3)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(4)
Richard Smith	-	-	-	-	-	1,998	(5)	101,878
						7,107	(6)	362,386	19,887	(7)	1,014,038
						6,584	(8)	335,718	12,298	(9)	627,075
						9,453	(10)	482,008	10,841	(11)	552,783
						7,655	(12)	390,328

Peter Wiese	-	-	-	-	-	853	(5)	43,494
						3,445	(6)	175,661	9,642	(7)	491,646
						3,227	(8)	164,545	6,025	(9)	307,215
						4,040	(10)	206,000	4,633	(11)	236,237
						3,618	(12)	184,482

John Fleshood	-	-	-	-	-	731	(5)	37,274
						3,072	(6)	156,641	8,598	(7)	438,412
						3,024	(8)	154,194	5,648	(9)	287,992
						3,797	(10)	193,609	4,355	(11)	222,061
						2,957	(12)	150,777

Craig Carney	-	-	-	-	-	403	(5)	20,549
						2,105	(6)	107,334	5,907	(7)	301,198
						2,186	(8)	111,464	4,080	(9)	208,039
						2,941	(10)	149,962	3,373	(11)	171,989
						3,248	(12)	165,616

Daniel Bailey	-	-	-	-	-	444	(5)	22,640
						2,105	(6)	107,334	5,892	(7)	300,433
						2,186	(8)	111,464	4,080	(9)	208,039
						3,116	(10)	158,885	3,574	(11)	182,238
						3,248	(12)	165,616
(footnotes on following page)
50 TriCo Bancshares

(1)	The exercise price equals the market value on the grant date.
(2)	Indicates the value of shares underlying unvested RSUs based on the closing price of TriCo common stock on December 31, 2022, as reported on the Nasdaq Global Select Market, which was $50.99 per share.
(3)	Indicates the number of shares underlying unvested PSUs that would vest on the vesting date based on the closing price of TriCo common stock on December 31, 2022.
(4)	Indicates the value of shares underlying unvested PSUs based on the closing price of TriCo common stock on December 31, 2022, as reported on the Nasdaq Global Select Market, which was $50.99 per share.
(5)	The RSUs vest on June 25, 2023.
(6)	The RSUs vest in two equal annual installments on June 5, 2023 and 2024.
(7)	The PSUs vest on June 5, 2023 (assuming certain performance conditions are met).
(8)	The RSUs vest in three equal annual installments on May 27, 2023, 2024 and 2025.
(9)	The PSUs vest on May 27, 2024 (assuming certain performance conditions are met).
(10)	The RSUs vest in three equal annual installments on October 21, 2023, 2024 and 2025.
(11)	The PSUs vest on October 21, 2025 (assuming certain performance conditions are met).
(12)	The RSUs vest on February 24, 2023.

Option Exercises and Stock Awards Vested During 2022
The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the named executive officers during 2022.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Richard Smith			8,678 (3)	396,585
	44,000	1,236,840	8,873 (4)	403,988
Peter Wiese	-	-	6,329 (3)	298,912
			3,786 (4)	172,337
John Fleshood	-	-	3,779 (3)	172,743
			3,250 (4)	147,973
Craig Carney	-	-	2,468 (3)	112,820
			1,791 (4)	81,544
Daniel Bailey	-	-	2,499 (3)	114,229
			1,969 (4)	89,649

(1)    The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.
(2)    The aggregate dollar value realized upon the exercise represents the value of the share received upon settlement of a restricted stock unit (time- or performance-based).
(3)    Represents vested RSUs.
(4)    Represents vested PSUs.

Proxy Statement 51

Supplemental Executive Retirement Plan
Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987. Any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We selected the key employees who participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Section 409A of the Code, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.

Subsequently, the Compensation and Management Succession Committee approved additional amendments to the TriCo Bancshares Supplemental Executive Retirement Plan (“SERP”) and corresponding Participation Agreement with Messrs. Smith, Carney and Bailey. The amendment to the SERP and Participation Agreements were executed on December 27, 2022 (collectively, the “2002 Amendments”).
The 2022 Amendments resulted in a freeze of the amount of Normal Retirement Benefit (as defined in the SERP) each executive is entitled to receive. Previously payments generally were based on a formula using the executive’s five highest years of cash compensation, with adjustments for estimated benefits from Social Security and the Company’s Employee Stock Ownership Plan, causing variable compensation each year. Furthermore, due to the amendment discussed above, the form of benefit payment with respect to each of the executives was deleted.

Pursuant to the 2002 Amendments, the executives are entitled to annual lifetime payments as follows:

Name	Annual Amount ($) (1)(2)(3)
Richard Smith	785,000
Craig Carney	272,100
Daniel Bailey	221,700

(1)     Payments are made monthly.
(2)     In the form of a 100% joint and survivor annuity.
(3)    In the event Messrs. Smith, Carney and Bailey are no longer married to their current spouses at the time benefit payments commence, such payments will be in the form of single life annuities equal annually to $975,000, $320,000, and $255,000, respectively.

For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.
The following table presents certain information concerning the benefits of the named executive officers under our supplemental executive retirement plan:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2022 ($)
Richard Smith	Supplemental Executive Retirement Plan	29	11,218,775	-
Craig Carney	Supplemental Executive Retirement Plan	25	3,840,762	-
Daniel Bailey	Supplemental Executive Retirement Plan	15	1,531,728	-
52 TriCo Bancshares

(1)    The value as of December 31, 2022, is determined using assumptions consistent with those used in Note 22 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 1, 2023. Messrs. Wiese and Fleshood currently are not eligible to participate in the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation
Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for the executive under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.

For contributions made prior to January 1, 2021, monthly interest is credited to an executive’s account at the rate of 1% plus the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. From the time that the executive’s employment with us ends until the benefit is paid, an executive’s account under the plan is credited with interest each month at the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. Due to the historic low rates of interest and to minimize future costs, the Board determined to reduce the interest earned on deferrals under the plan after 2020 to a rate of 1.5% below the Moody Index with a floor of 0.5%.

Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”

Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to the executive’s account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.

The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executive officers:

Name	Executive contributions in 2022 ($) (1)	TriCo contributions in 2022 ($)	Aggregate earnings in 2022 ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 2022 year end ($)
Richard Smith	-	-	35,421	-	569,950
Craig Carney	5,400	-	44,938	-	751,452

(1) These amounts were included as salary paid to such officer in the summary compensation table on page 46.
(2) The following amounts were included in the summary compensation table on page 46 as above-market rates earned under our executive nonqualified deferred compensation plan: Richard Smith, $14,658 and Craig Carney, $17,641. At December 31, 2022, Messrs. Wiese, Fleshood and Bailey were not participants under the deferred compensation plan.

Proxy Statement 53

CEO Employment Agreement
In April 2021, TriCo entered into an amended and restated employment agreement with Richard P. Smith, TriCo’s President and Chief Executive Officer. The agreement provides Mr. Smith with a base annual salary that is subject to annual increases as determined by the compensation and management succession committee. Mr. Smith’s current annual base salary is $975,000. Mr. Smith is also eligible to receive an annual incentive bonus and stock options and other awards under the Company’s applicable equity incentive plans. Mr. Smith’s employment agreement also provides that Mr. Smith is provided a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in TriCo’s 401(k) savings plan, TriCo’s employee stock ownership plan, TriCo’s executive deferred compensation plan and TriCo’s supplemental executive retirement plan. Finally, Mr. Smith and his eligible dependents receive disability, health, dental or other insurance plans available to all of TriCo’s employees.

The term of Mr. Smith’s employment agreement automatically extends for an additional one-year term unless one party notifies the other party to the contrary not less than six (6) months prior to the anniversary date of the agreement. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and payments equal to the sum of (a) two (2) times his current base salary payable in equal payments over a period of 24 months, (b) his annual bonus for the last year if not yet paid (in a lump sum); and (c) a prorated amount of Mr. Smith’s target annual bonus through the date of termination. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of Named Executive Officers - Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.

Receipt of any severance benefits are conditioned on Mr. Smith releasing the Company and its affiliates from all legal claims. In addition, Mr. Smith has agreed to protect the Company’s trade secrets and confidential information and, for a period of 12 months following his termination, that he will not induce employees to leave the Company’s employment or use confidential information to solicit the Company’s customers.

In addition, any incentive compensation paid to Mr. Smith is subject to potential clawback as required by any applicable law, government regulation, stock exchange listing requirement or the Company’s policies adopted pursuant to such laws or requirements.

Potential Payments Upon Termination or Change of Control
Change of Control Agreements. Each named executive officer has entered into an amended and restated agreement with TriCo that provides them with benefits if TriCo experiences a change of control. The agreements contain a double trigger, providing (a) if a change of control occurs and (b) the executive’s employment is terminated other than for “cause” or the executive terminates employment after a substantial and material negative change in title, compensation or responsibilities, or principal location of employment within two years after such change of control, then the executive is entitled to receive a severance payment equal (a) two times the executive’s annual base salary in effect at the time; plus (b) two times the executive's most recent annual bonus target for the fiscal year that immediately precedes the executives termination of employment, plus (c) a prorated portion of the executive’s annual target bonus for the fiscal year in which the executive’s employment is terminated, based on the number of months of service completed for the year which the executive’s employment terminates; and (d) reimbursement of up to 18 months of COBRA premiums. Receipt of the severance benefits are conditioned on the executive releasing the Company and its affiliates from all legal claims. In addition, the executive agrees to protect and not disclose the Company’s trade secrets.

Similarly, Mr. Smith's agreement contains a double trigger, providing (a) if a change of control occurs and (b) his employment is terminated other than for “cause” or he terminates employment after a material diminution in his title, duties or responsibilities, a material breach by the employer of the compensation provisions of the agreement, a material breach by the employer of the agreement, or a relocation of his principal location of employment within 24 months after such change of control, then Mr. Smith is entitled to receive a severance payment equal to (a) three times his annual base salary in effect at the time; plus (b) two and half times his most recent target annual bonus; (c) a prorated portion of his annual target bonus for the
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fiscal year in which his employment is terminated, based on the number of months elapsed prior to his termination; and (d) reimbursement of up to 18 months of COBRA premiums.

If, as a result of a Change of Control, the executive becomes entitled to any payments which are determined to be subject to Internal Revenue Code Section 280G, then the executive’s benefits will be equal to the greater of (1) the benefit under the change of control agreement (or Employment agreement with respect to Mr. Smith) reduced to the maximum amount payable such that when it is aggregated with payments and benefits under all other plans and arrangements it will not result in an “excess parachute payment” under Internal Revenue Code Section 280G, or (2) the benefit under the Change of Control Agreement after taking into account the amount of the excise tax imposed under Internal Revenue Code Section 280G due to the benefit payment.

A “change of control” as defined in Mr. Smith’s employment agreement generally occurs in connection with:

•a person or group becoming the owner of 50% or more of our outstanding common stock,
•a merger, consolidation, or reorganization, or all of substantially all of the assets of TriCo; only if the shareholders of TriCo immediately before the transaction own less than 40% of the combined voting power of the surviving entity,
•a replacement of at least a majority of our directors.

A “change of control” as defined in our executives’ change of control agreements (other than Mr. Smith’s employment agreement”) generally occurs in connection with:

•a person or group becoming the beneficial owner of 40% or more of our outstanding common stock,
•the purchase of our common stock pursuant to a tender or exchange offer,
•our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or
•a replacement of at least a majority of our directors in a 12-month period.

For “cause” as defined in these agreements (and Mr. Smith's employment agreement) means an employee’s:

•material dishonesty, breach of fiduciary duty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to the executive’s duties for TriCo or involves material moral turpitude,
•commission of an act of fraud or bad faith upon TriCo,
•willful misappropriation of any funds or property of TriCo, or
•willful continued and unreasonable failure to perform the executive’s duties or obligations.

Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise vested options terminates on the date of the executive’s termination. Typically, unvested RSUs and PSUs are forfeited upon termination of an executive's employment or service. Upon a change in control, the terms of the stock award agreements, the stock plan and/or the acquisition agreement determine treatment of such unvested stock awards.

Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to
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receive a distribution of a plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:

•the acquisition of more than 50% of our outstanding stock,
•the acquisition in 12 months or less of at least 35% of our stock,
•the replacement in 12 months or less of a majority of our directors, or
•the acquisition in 12 months or less of at least 40% of our assets.

In addition to any advance election to receive a benefit in the event of a change of control, the executive can make an advance election as to the time and form for the benefit distribution after the executive’s separation from employment. In all cases, other than a distribution to satisfy the executive’s severe financial hardship, the executive may elect to receive benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of retirement or other separation in accordance with Section 409A of the Code. All distributions under the plan are subject to Section 409A of the Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of a benefit until at least 6 months following separation.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. See “Nonqualified Deferred Compensation”. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if retirement or termination had occurred before the change of control. In general, monthly benefit payments begin on the first day of the month after retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if the executive had retired or terminated before a change of control. See “Nonqualified Deferred Compensation” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination for cause as defined in this plan generally means a termination due to:

•gross negligence or gross neglect,
•commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,
•willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or
•willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.

Joint Beneficiary Agreements. In 2003, we entered into joint beneficiary agreements with Messrs. Smith and Carney. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.

Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2022. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown in the following table, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the following table:
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Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)	Disability ($)	After change in control, involuntary or good reason termination ($) (6)
Richard Smith	Severance pay(1)	—	2,632,500	—	—	—	4,631,250
	Equity award vesting acceleration(2)	—	—	—	—	—	1,238,641
	Supplemental executive retirement plans(3)	—	11,218,775	11,218,775	—	11,218,775	11,218,775
	Deferred compensation plan(4)	181,000	569,950	569,950	569,950	569,950	569,950
	Joint beneficiary agreement(5)	—	—	—	4,812,874	—	—
	Total	181,000	14,421,225	11,788,725	5,382,824	11,788,725	17,658,616
Peter Wiese	Severance pay(1)	—	—	—	—	—	1,550,000
	Equity award vesting acceleration(2)	—	—	—	—	—	600,176
	Total	—	—	—	—	—	2,150,176
John Fleshood	Severance pay(1)	—	—	—	—	—	1,457,000
	Equity award vesting acceleration(2)	—	—	—	—	—	543,392
	Total	—	—	—	—	—	2,000,392
Craig Carney	Severance pay(1)	—	—	—	—	—	1,302,000
	Equity award vesting acceleration(2)	—	—	—	—	—	379,991
	Supplemental executive retirement plans(3)	—	3,840,762	3,840,762	—	3,840,762	3,840,762
	Deferred compensation plan(4)	347,564	751,452	751,452	751,452	751,452	751,452
	Joint beneficiary agreement(5)	—	—	—	1,289,938	—	—
	Total	347,564	4,592,214	4,592,214	2,041,390	4,592,214	6,274,205
Daniel Bailey	Severance pay(1)	—	—	—	—	—	1,379,500
	Equity award vesting acceleration(2)	—	—	—	—	—	380,000
	Supplemental executive retirement plans(3)	—	1,531,728	—	—	1,531,728	1,531,728
	Total	—	1,531,728	—	—	1,531,728	3,291,228

(1)    Payment based on annual base salary as of December 31, 2022. For change in control severance, assumes no COBRA reimbursement payments.
(2)    The value of accelerated equity award vesting represents the value of the accelerated vesting of stock options and PSUs at December 31, 2022. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2022. The number of PSUs earned is based on actual performance measured through December 31, 2022; and further pro-rated for the performance period through December 31, 2022, over the full three-year period. The closing price of our common stock on December 31, 2022, was $50.99 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control.
(3)    Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2022, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.
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(4)    The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on deferrals and any contributions made by TriCo.
(5)    Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement as well as potential payments under the supplemental executive retirement plan. Actual amounts could vary based on interpretations of possible set offs among the various agreements in the event of death.
(6)    Assumes no cut back due to such payment resulting in an “excess parachute payment” under Section 280G of the Code. See “Potential Payments Upon Termination or Change in Control - Change of Control Agreements.”

Regardless of the manner in which an executive’s employment terminates, the executive is also generally entitled to receive amounts earned during the executive’s term of employment. Such amounts include, salary earned, annual incentive bonus compensation earned, gains from these exercise of vested stock options, amounts contributed under our 401(k) savings plan and our ESOP, and unused vacation pay.

Securities Authorized for Issuance Under Equity Compensation Plans
The information in the following table is provided as of the end of the fiscal year ended December 31, 2022 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

Plan category	(a) No. of securities to be issued upon exercise of outstanding option, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by securities holders(1)	15,500	$21.27	763,495
Equity compensation plans not approved by security holders	—	—	—
Total	15,500	$21.27	763,495

(1)    Includes the 2009 equity incentive plan and the 2019 equity incentive plan. Column (a) includes in the aggregate 253,675 shares underlying RSUs and PSUs that are issuable subject to vesting and, in the case of the PSUs, performance requirements. These rights are not included in calculation of the weighted-average exercise price in column (b). No further share awards will be granted under the 2009 equity incentive plan; accordingly, column (c) includes only shares available under the 2019 equity incentive plan.

CEO Pay Ratio
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with applicable regulations.

For 2022:

•A new median employee was identified for 2022 utilizing annualized base salary, in accordance with the rules, with updated relative compensation for the new median employee and the CEO to determine the CEO pay ratio:
•The annual total compensation of our median employee was $75,586; and
•The annual total compensation of our CEO, for purposes of this pay ratio disclosure, was $3,243,899.

Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 43 to 1 compared to 40:1 in the prior year, primarily due to an increase in short-term cash compensation to the CEO as a result of the Company’s performance. Decisions concerning the compensation of each employee of our company, including our CEO, are based on that employee’s experience, skill, position, and contributions to the Company in furtherance of our customers’ and
58 TriCo Bancshares

shareholders’ interests, and the compensation of our CEO and that of our median employee are made irrespective of the compensation of the other.

The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. We will monitor the impact of market pressure on salaries for 2023 and 2024 to determine if a new median employee should be selected.

To determine the pay ratio, we took the following steps:

We determined that as of October 1, 2022, our employee population consisted of 1,118 individuals. This population consists of full-time, part-time, seasonal and temporary employees of TriCo and each of its direct and indirect subsidiaries. Our new median employee for 2022 was a full-time, hourly employee, with wages and overtime pay for the 12-month period ending December 31, 2022, in the amount of $75,586. To identify the median employee, we compared 2022 base salaries, for all employees, excluding our CEO. We annualized the compensation of any employee who was not an employee of TriCo for the entirety of 2022. Once we identified our median employee, we calculated such employee’s annual total compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and to the median employee’s company paid health and welfare benefits.

With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this proxy statement. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table, and employer matching contributions to the 401(k).

This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the compensation and management succession committee nor our management used our fiscal 2022 CEO to median employee pay ratio in making compensation decisions.

Pay Versus Performance
The following table provides information about the relationship betw een executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company, as required by Item 402(v) of Regulation S-K. For further information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “2022 Summary of Compensation Decisions” beginning on page 32.

Proxy Statement 59

Pay vs Performance Table for 2020-2022

Year	Summary Comp for PEO ($) (1)	Comp Actually Paid to PEO ($) (6)	Average Summary Comp for Non-PEO NEOs ($) (2)	Average Comp Actually Paid to Non-PEO NEOs ($) (6)	Value of Initial Fixed $100 Investment Based on (3):		Net Income ($)	Return on Average Tangible Common Equity (5)
					TSR ($)	Peer Group TSR ($) (4)
2022	3,243,899	7,593,562	1,309,681	2,091,885	134.99	98.38	125,419,000	16.51%
2021	2,441,604	3,190,091	1,128,277	1,286,642	111.05	118.61	117,655,000	16.50%
2020	2,833,364	3,339,165	1,361,521	1,104,353	89.17	87.24	64,814,000	10.42%

(1)    Richard Smith was the Principle Executive Officer (PEO) for each of the years presented.
(2)    Non-PEO Named Executive Officers (NEOs) consisted of Peter Wiese, John Fleshood, Craig Carney and Dan Bailey for each of the years presented.
(3)     Assumes $100 invested in our common shares on December 31, 2019 and reinvestment of all dividends.
(4)    The peer group used by the Company consists of the index used in the Company’s performance graph as required by item 201(e) of Regulation S-K and reported in Part II, item 5 of its annual report on Form 10-K for the fiscal year ended December 31, 2022, named the S&P Western Bank Index.
(5)    Our Company-Selected Measure is Return on Average Tangible Common Equity, which is a non-GAAP measure (net income, adjusted for tax-affected amortization of intangibles, as a percent of average tangible common equity (average shareholders’ equity, less average tangible assets)). See our reconciliation at Appendix A.
(6)    Compensation ‘actually paid’ is calculated in accordance with Item 402(v) of Regulation S-K. The tables below sets forth each adjustment made during each year presented in the table to calculate the compensation ‘actually paid’ to our PEO and NEOs during each years presented:

Adjustments to Determine Compensation ‘Actually Paid’ to PEO	2022	2021	2020
Pension Plans
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	(14,658)	(14,856)	(667,023)
Increase for “Service Cost” for pension plans	550,415	559,097	1,387,189
Increase for “Prior Service Cost” or “Amendments” for pension plans	2,031,799	(6,736)	(16,833)
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(867,813)	(731,456)	(736,482)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—
Fair value at year-end of awards granted during year that remain outstanding and unvested as of year-end	1,297,649	620,036	771,030
Vest date fair value of awards granted during year that vested during covered year	—	—	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	1,160,444	155,641	(92,506)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	191,827	166,761	(139,574)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—	—	—
Increase based upon incremental fair value of awards modified during year	—	—	—
Increase based on dividends or other earnings paid during covered year	—	—	—
Total Adjustments	4,349,663	748,487	505,801

60 TriCo Bancshares

Adjustments to Determine Average Compensation ‘Actually Paid’ to Non-PEO NEOs	2022	2021	2020
Pension Plans
Deduction for aggregate change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	(4,410)	(4,685)	(386,643)
Increase for “Service Cost” for pension plans	65,896	88,476	209,453
Increase for “Prior Service Cost” or “Amendments” for pension plans	27,300	(2,132)	(5,083)
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(318,908)	(294,918)	(277,989)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—
Fair value at year-end of awards granted during year that remain outstanding and unvested as of year-end	499,495	249,994	291,030
Vest date fair value of awards granted during year that vested during covered year	—	—	—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	446,676	57,883	(34,186)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	66,154	63,746	(53,750)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	—	—	—
Increase based upon incremental fair value of awards modified during year	—	—	—
Increase based on dividends or other earnings paid during covered year	—	—	—
Total Adjustments	782,203	158,364	(257,168)

Pay Versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our non-CEO NEOs for the fiscal year ended December 31, 2022:

Most Important Performance Measures
Net income
Total stockholder return (TSR)
Return on average tangible common equity
Pre-tax pre-provision return on average equity
Efficiency Ratio
Nonperforming Assets to Total Assets

While we utilize several performance measures to align executive compensation with performance, all of those measures are not presented in the Pay for Performance table. Moreover, as we seek to incentivize long-term performance, the changes in compensation values as reported in the reconciling tables above and identified as “compensation that is actually paid” (as defined by the SEC rules) for any covered year may not specifically align with the company’s performance measures. For descriptions and additional details regarding our most important financial performance and other measures, please see the discussion in our Compensation Discussion and Analysis (CD&A) section beginning on page 30 .
Proxy Statement 61

Narrative Disclosure to Pay Versus Performance Table

The graphs below compare the compensation actually paid (“CAP”) to our PEO as well as the average compensation actually paid to our non-PEO NEOs, with:

•The Company’s cumulative TSR and the peer group’s cumulative TSR
•The Company’s net income
•The Company selected measure, which is the return on average tangible common equity

62 TriCo Bancshares

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:

In accordance with its written charter, the audit committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and Moss Adams LLP (“Moss Adams”) the audited financial statements for the year ended December 31, 2022 and Moss Adam’s evaluation of the Company’s internal control over financial reporting. The audit committee has discussed with Moss Adams the matters that are required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Moss Adams has provided to the audit committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Moss Adams that firm’s independence. The audit committee has concluded that Moss Adam’s provision of audit and non-audit services to TriCo and its affiliates is compatible with Moss Adam’s independence.

The audit committee discussed with the Company’s internal auditors and Moss Adams the overall scope and plans for their respective audits. The audit committee met with the internal auditors and with Moss Adams, with and without management present, to discuss the results of their audit examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Proxy Statement 63

In reliance on the audits and discussions referred to above, the audit committee, on February 28, 2023, recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Respectfully submitted:

Kimberley H. Vogel (Chair)
Kirsten E. Garen
Martin A. Mariani
Jon Y. Nakamura

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Audit Committee’s Selection of Moss Adams LLP
Our audit committee has selected the firm of Moss Adams LLP (“Moss Adams”) as our independent registered accounting firm for 2023. At the meeting, shareholders will be asked to ratify that selection. Moss Adams served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022. It is expected that representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.
If shareholders fail to ratify the appointment of Moss Adams, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.

Accounting Firm Fees
The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Moss Adams to the Company and its related entities for the last two fiscal years. Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the audit committee. The audit committee may provide a general preapproval for a particular type of service or require specific preapproval.

	2022	2021
Audit fees (1)	$790,000	$576,500
Audit-related fees (2)	55,800	51,500
Tax fees	—	—
All other fees (3)	—	—
Total	$845,800	$628,000

(1)    For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the SEC and auditing our internal controls over financial reporting and management’s assessments of those controls. Audit fees for 2022 include merger and other related costs of $160,000 which were not applicable to 2021.
(2)    For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the SEC, and audits of separate subsidiary financial statements.
(3)    For accounting and auditing consultation services.

64 TriCo Bancshares

OTHER INFORMATION

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our stock, to file reports of ownership and changes in ownership with the SEC. Executive officers and directors, and persons who own greater than ten percent of a registered class of our stock, are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of (i) Forms 3, 4 and 5 filed for directors and executive officers for the fiscal year ended December 31, 2022, and (ii) their written representations (if applicable) that no Form 5 is required, we believe that all reporting persons made all Section 16 filings required under the Securities Exchange Act of 1934 with respect to the 2022 fiscal year on a timely basis.

Financial Materials
Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. These materials may also be accessed on our website at https://www.tcbk.com/investor-relations.

How to Contact the Board / Independent Lead Director
Shareholders may direct questions to any director, including the independent lead director, by mail to: TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the independent lead director. The independent lead director monitors these messages and replies appropriately. The current independent lead director is Mr. Corey W. Giese. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (844) 920-1189 or visit https://tcbk.ethicspoint.com. Employee comments regarding financial matters will be promptly delivered to the chair of the audit committee, Ms. Vogel.

Proxy Statement 65

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers provide information about the meeting, the matters to be voted upon at the meeting, and other information.

1.Q:    Why am I receiving these materials?
A.The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place on May 18, 2023, and any adjournments and postponements of the annual meeting, which we refer to as the “meeting.” As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

If you received a paper copy of the proxy materials this year, but in the future would like to receive the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.
2.Q:    What information is contained in these materials?
A.The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. A copy of our 2022 Annual Report is also enclosed.

3.Q:    How can I access TriCo’s proxy materials and Annual Report electronically?
A.This proxy statement and the 2022 Annual Report are available on TriCo’s website at www.tcbk.com. Click on “About,” then “Investor Relations”. Most shareholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this proxy statement is separate from and not a part of or incorporated by reference into this proxy statement.

If you are a shareholder of record, you can choose this option and save TriCo the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your TriCo shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access TriCo’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to https://www-us.computershare.com/investor.

4.Q:    Who is entitled to vote at the meeting?
A.Only shareholders of record at the close of business on the record date of March 31, 2023 may vote at the meeting. As of the record date, 33,195,250 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

66 TriCo Bancshares

5.     Q:    What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?
A.Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and the Notice (and any proxy materials you may request) are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. Please follow the instructions in the Notice on how to vote your shares.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you. You may also vote in person at the annual meeting, although we encourage you to vote your shares now even if you plan to attend the annual meeting. If you are a beneficial owner and want to vote your shares in person at the annual meeting, you must obtain a legal proxy and bring it to the annual meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name in connection with the annual meeting. Please contact your broker for instructions regarding obtaining a legal proxy because your broker will not automatically supply one to you.

If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, but cannot vote on “non-routine” matters, such as the election of directors, the advisory vote on executive compensation, or the advisory vote on the frequency of future votes on executive compensation. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee may inform TriCo that it does not have the authority to vote on the matter with respect to your shares, though your shares would still be considered present for quorum purpose. This is generally referred to as a “broker non-vote."

6.Q:    What may I vote on at the meeting?
A.You may vote to elect 11 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on an advisory proposal concerning our executive compensation, on an advisory proposal concerning the frequency of future advisory votes concerning our executive compensation and to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2023.

7.Q:    How are votes counted?
A.In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our Bylaws, shareholders are entitled to cumulate votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. The 11 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. However, under the Company’s majority vote withhold policy, if a director receives more “withhold” votes than “for” votes, the director is required to submit a resignation to the nominating and corporate governance committee for its consideration. See “Corporate Governance, Board Nomination and Board Committees—Majority Election of Directors.

Proxy Statement 67

You may vote FOR or AGAINST or ABSTAIN from voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

On the advisory proposal concerning the frequency of future advisory votes on our executive compensation, you may indicate a preference that such votes be held every ONE YEAR, TWO YEARS or THREE YEARS, or you may ABSTAIN from voting on the proposal.

You may vote FOR or AGAINST or ABSTAIN from voting on the ratification of Moss Adams LLP as our independent registered public accounting firm for 2022. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

8.Q:    How are abstentions and broker non-votes treated?
A.Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not impact the election of directors. Abstentions and broker non-votes will not have any effect on the other proposals if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the meeting. However, if the number of affirmative votes cast for any of the other proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal.

9.Q:    Can I change my vote?
A.You have the right to revoke your proxy at any time before the meeting by:
•providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
•appointing a new proxy before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote as they will require action prior to the meeting date.

10.Q:    What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?
A.For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust. If you hold shares of common stock through such plan and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plan for which voting instructions are received, unless otherwise required by law.

11.Q:    What does it mean if I get more than one proxy card?
A.If your shares are registered differently and are held in more than one account, then you may receive more than one set of proxy materials or proxy card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a
68 TriCo Bancshares

shareholder of record, you can accomplish this by contacting Computershare at PO BOX 43006, Providence, RI, 02940-3006 150 Royall St, Suite 101, Canton, MA, 02021. Phone: (800) 676-0712.

12.Q:    Who may attend the meeting?
A.All shareholders who owned shares of our common stock as of the close of the market on March 31, 2023, may attend the meeting in person. The meeting will begin promptly at 2:30 p.m., Pacific Time, on May 18, 2023, at the DoubleTree Hotel, 2001 Point W. Way, Sacramento, CA 95815 - California Ballroom, Salon E.

ESOP Participants: If you are a participant of the TriCo Bancshares Employee Stock Ownership Plan (the “Plan”), you will receive a proxy that covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Cory W. Giese, Michael W. Koehnen, and Richard P. Smith). If a participant does not provide the Trustees with written instructions before 5:00 p.m. Eastern time on May 17, 2023, the Trustees will vote a participant's shares held in the Plan in the same proportion as the shares for which instructions are received from other participants.

Updates: As always, we encourage you to vote your shares prior to the annual meeting; please be prepared to provide the control number from your Notice or proxy card.

13.Q:    How will voting on any other business be conducted?
A.We do not know of any business to be considered at the meeting other than election of 11 directors, the advisory vote on executive compensation, the advisory vote on the frequency of the vote on executive compensation and the ratification of Moss Adams LLP as our independent registered public accounting firm for 2023. If any other business is properly presented at the meeting, including matters concerning the conduct of the meeting, such as adjourning the meeting to another time or place, your proxy gives the proxy holders the authority to vote on these matters in their best judgment.

14.Q:    Where and when will I be able to find the results of the voting?
A.The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K that we file with the SEC following the meeting.

15.Q:    Is my vote confidential?
A.Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except as necessary to meet applicable legal requirements, to allow for the counting and certification of votes, or to help our Board solicit proxies.

16.Q:    When are shareholder proposals for the 2024 annual meeting due?
A.If you intend to present a shareholder proposal at next year’s annual meeting, your proposal must be received by us at our executive offices, located at 63 Constitution Drive, Chico, CA 95973, no later than December 16, 2023 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting, provided that if the date for next year’s annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then such proposal must be received by the Company at its executive offices at a reasonable time before the Company begins to print and send its proxy materials for next year’s annual meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act and the Company’s charter and bylaws and California law. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”

In addition to satisfying the foregoing requirements, to comply with the SEC's universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's
Proxy Statement 69

nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2024, provided that if the date for next year’s annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then such notice must be provided by the later of 60 days prior to the date of next year's annual meeting or the 10th day following the day on which public announcement of the date of next year's annual meeting is first made by the Company.

17.    Q:    Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?
A.We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

18.    Q:    What is householding?
A.If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Annual Meeting. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our Notice of Annual Meeting to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Notice of Annual Meeting, you may be able to request householding by contacting your broker, bank or other nominee.
70 TriCo Bancshares

APPENDIX A: Reconciliation of GAAP and non-GAAP financial measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (GAAP). Management has presented the following non-GAAP financial measures because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results, and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP.

Below is a reconciliation of GAAP and non-GAAP financial measures found within the Company’s Pay versus Performance data beginning on page 59.

	December 31, 2022	December 31, 2021	December 31, 2020
Return on tangible common equity
Average total shareholders' equity	$1,074,437,000	$972,214,000	$902,110,000
Exclude average goodwill	287,903,973	220,872,000	220,872,000
Exclude average other intangibles	15,900,500	15,131,000	20,695,000
Average tangible common equity (Non-GAAP)	$770,632,527	$736,211,000	$660,543,000

Net income (GAAP)	$125,419,000	$117,655,000	$64,814,000
Exclude amortization of intangible assets, net of tax effect	4,461,000	3,849,000	4,032,000
Tangible net income available to common shareholders (Non-GAAP)	$129,880,000	$121,504,000	$68,846,000

Return on average equity	11.67%	12.10%	7.18%
Return on average tangible common equity (Non-GAAP)	16.51%	16.50%	10.42%
Proxy Statement 71

trico bancshares

VOTE

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DESIGNATION (IF ANY)
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## Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

**Online**
Go to **www.envisionreports.com/TCBK** or scan the QR code — login details are located in the shaded bar below.

**Phone**
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

**Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TCBK**

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas.

## Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

### A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 4 and 1 YEAR on Proposal 3.

1. Election of Directors:

| | | |
|---|---|---|
| 01 - Kirsten E. Garen | 02 - Cory W. Giese | 03 - John S. A. Hasbrook |
| 04 - Margaret L. Kane | 05 - Michael W. Koehnen | 06 - Anthony L. Leggio |
| 07 - Martin A. Mariani | 08 - Thomas C. McGraw | 09 - Jon Y. Nakamura |
| 10 - Richard P. Smith | 11 - Kimberley H. Vogel | |

☐ Mark here to vote **FOR** all nominees

☐ Mark here to **WITHHOLD** vote from all nominees

☐ For All **EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

| 01 | 02 | 03 | 04 | 05 | 06 | 07 | 08 | 09 | 10 | 11 |
|---|---|---|---|---|---|---|---|---|---|---|
| ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. Advisory approval of the company's executive compensation. | ☐ | ☐ | ☐ |
| 4. To ratify the selection of Moss Adams LLP as the company's independent auditor for 2023. | ☐ | ☐ | ☐ |

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 3. Advisory approval on the frequency of future advisory votes concerning the compensation of the company's executives. | ☐ | ☐ | ☐ | ☐ |

5. Attend to any other business properly before the meeting.

### B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

C 1234567890 JNT

1 P C F 5 7 4 0 5 8

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03S00D

**2023 Annual Meeting Admission Ticket**
**2023 Annual Meeting of TriCo Bancshares Shareholders**

**Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.**
**The Proxy Statement and the 2022 Annual Report to Shareholders are available at: www.envisionreports.com/TCBK**

**Small steps make an impact.**
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/TCBK

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## Proxy — TRICO BANCSHARES

## Annual Meeting of Shareholders – May 18, 2023
### THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard P. Smith and John S. Fleshood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2023 Annual Meeting of Shareholders of the company to be held on Thursday, May 18, 2023 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

For those who are participants of the TriCo Bancshares Employee Stock Ownership Plan (the "Plan"), this proxy also covers all shares of TriCo Bancshares stock for which you have the right to give voting instructions to the Trustees of the Plan (Donald J. Amaral, Michael W. Koehnen, and Richard P. Smith). Please instruct the Trustees how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustees do not receive written instructions from you before 5:00 PM Eastern time on May 17, 2023, the Trustees will vote your shares held in the Plan in the same proportion as the shares for which instructions are received.

**(Items to be voted appear on reverse side)**

### C Non-Voting Items

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

**Meeting Attendance**
Mark box to the right if you plan to attend the Annual Meeting. ☐